Exhibit 2.1

Execution Version

MERGER AGREEMENT

dated

September 25, 2025

by and among

HDEDUCATION GROUP LIMITED, a Cayman Islands exempted company (the “Company”),

and

BEST SPAC I Acquisition Corp., a British Virgin Islands business company (the “Parent”),

and

High Distinction Group Limited, a Cayman Islands exempted company (the “Purchaser”),

and

BEST SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company (the “Merger Sub”).

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5.16	Contracts	33
5.17	Licenses and Permits	36
5.18	Cybersecurity; Compliance with Laws; Regulatory Matters	36
5.19	Intellectual Property	40
5.20	Key Suppliers	41
5.21	Accounts Receivable and Payable; Loans	41
5.22	Pre-payments	42
5.23	Employees	42
5.24	Employment Matters	42
5.25	Real Property	44
5.26	Tax Matters	44
5.27	Environmental Laws	45
5.28	Finders Fee	45
5.29	Power of Attorney and Suretyships	46
5.30	Directors and Officers	46
5.31	Certain Business Practices	46
5.32	Money Laundering Laws	47
5.33	Not an Investment Company	47
5.34	Related Party Transaction	47
5.35	Government Contracts	47
5.36	Insurance	48
5.37	Other Information	48

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES		49

6.1	Corporate Existence and Power	49
6.2	Corporate Authorization	49
6.3	Governmental Authorization	50
6.4	Non-Contravention	50
6.5	Finders’ Fees	50
6.6	Issuance of Shares	50
6.7	Capitalization	50
6.8	Information Supplied	51
6.9	Trust Fund	52
6.10	Listing	52
6.11	Board Approval	53
6.12	Parent SEC Documents and Financial Statements	53
6.13	Litigation	53
6.14	Compliance with Laws	54
6.15	Not an Investment Company	54
6.16	Tax Matters	54

ARTICLE VII COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING		55

7.1	Conduct of the Business	55
7.2	Access to Information	59
7.3	Notices of Certain Events	59
7.4	SEC Filings	59
7.5	Financial Information	60
7.6	Trust Account	61
7.7	Directors’ and Officers’ Indemnification	61
7.8	No Trading	62
7.9	Tax Treatment	62

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ARTICLE VIII COVENANTS OF THE COMPANY GROUP		62

8.1	Reporting and Compliance with Laws	62
8.2	Efforts to Obtain Consents	62
8.3	CSRC Filings	62
8.4	ODI Filings	63
8.5	SAFE Registration	63
8.6	Future Issuance of Company Shares	63
8.7	Annual and Interim Financial Statements	63
8.8	Employees of the Company and the Manager	63
8.9	Company Shareholder Approval	63
8.10	Purchaser Incentive Plan	64
8.11	Convertible Instrument	64
8.12	Covenant Not to Sue	64
8.13	Additional Information	64

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		64

9.1	Efforts; Further Assurances	64
9.2	Tax Matters	65
9.3	Settlement of the Purchaser Parties’ Liabilities	66
9.4	Compliance with SPAC Agreements	66
9.5	Registration Statement	66
9.6	Confidentiality	67
9.7	New Regulation Filing	67
9.8	Listing Status	67

ARTICLE X CONDITIONS TO CLOSING		68

10.1	Condition to the Obligations of the Parties	68
10.2	Conditions to Obligations of the Purchaser Parties	68
10.3	Conditions to Obligations of the Company	70

ARTICLE XI SURVIVAL		71

11.1	Survival of Representations, Warranties and Covenants	71

ARTICLE XII DISPUTE RESOLUTION		71

12.1	Arbitration	71
12.2	Waiver of Jury Trial; Exemplary Damages	72

ARTICLE XIII TERMINATION		73

13.1	Termination	73
13.2	Termination Upon Default	74
13.3	Effect of Termination	74
13.4	Waiver	74

ARTICLE XIV MISCELLANEOUS		75

14.1	Notices	75
14.2	Amendments; No Waivers; Remedies	76
14.3	Arm’s Length Bargaining; No Presumption Against Drafter	76
14.4	General Release of Claims	76
14.5	Publicity	77
14.6	Expenses	77
14.7	No Assignment or Delegation	77
14.8	Governing Law	77
14.9	Counterparts; Facsimile Signatures	77
14.10	Disclosure Schedule	77
14.11	Entire Agreement	78
14.12	Severability	78
14.13	Construction of Certain Terms and References; Captions	78
14.14	Third Party Beneficiaries	79
14.15	Waiver	79
14.16	Enforcement	80
14.17	Non-Recourse	80

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MERGER AGREEMENT

This MERGER AGREEMENT (the “Agreement”), dated as of September 25, 2025 (the “Signing Date”), by and among HDEDUCATION GROUP LIMITED, a Cayman Islands exempted company (the “Company”), BEST SPAC I Acquisition Corp., a British Virgin Islands business company (the “Parent”), High Distinction Group Limited, a Cayman Islands exempted company (the “Purchaser”) and BEST SPAC I Mini Sub Acquisition Corp., a Cayman Islands exempted company and wholly owned Subsidiary of the Parent (the “Merger Sub”).

WITNESSETH:

A. The Company, through its wholly owned and Controlled (as defined below) Subsidiaries (as defined below), is in the Business of providing a comprehensive service platform for global university students (the “Business”);

B. The Company owns 100% of the issued share capital of HDEDUCATION HOLDING GROUP LIMITED, a limited liability company incorporated under the Laws of Hong Kong, which in turn owns (a) all of the equity interest of Anji Haoda Technology Co., Ltd. (安吉好答科技有限责任公司), a wholly foreign owned enterprise established under the Laws of PRC (the “WFOE”), and (b) 51% equity interest of FQ Life Wealth Management Limited (第一睿智財富管理有限公司), a private company limited by shares incorporated under the Laws of Hong Kong. The WFOE operates the Business through its certain Subsidiaries in PRC;

C. The Parent is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

D. The Purchaser is a Cayman Islands exempted company and a wholly owned Subsidiary of the Parent, formed for the sole purpose of the merger of the Parent with and into the Purchaser, in which the Purchaser will be the surviving company (the “Reincorporation Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”) and the BVI Business Companies Act (as revised) (the “BVI Companies Act”);

E. The parties hereto desire that the Merger Sub, formed for the sole purpose of merging with and into the Company, and which shall become a wholly owned subsidiary of the Purchaser as a consequence of the Reincorporation Merger, be merged with and into the Company within two Business Days after the completion of the Reincorporation Merger, such that the Company will be the surviving company (the “Acquisition Merger”), upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Cayman Companies Act; and

F. For United States federal income tax purposes, the parties intend that each of the Reincorporation Merger and the Acquisition Merger qualify, subject to Section 7.9, as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for each of the Reincorporation Merger and the Acquisition Merger for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

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NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal or administrative action, suit, claim, investigation, hearing or proceeding or arbitration, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” mean the Lock-up Agreements, Voting and Support Agreement, Registration Rights Agreement and Employment Agreements.

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, with respect to all periods subsequent to the Closing, the Purchaser is an Affiliate of the Company.

1.4 “Anti-Corruption Laws” means any Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of the Company Group, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010, the relevant provisions of the Criminal Law of PRC, the PRC Anti-Unfair Competition Law, the Provisional Regulations on Anti-Commercial Bribery and all applicable Laws enacted on anti-commercial bribery and to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, each as amended from time to time.

1.5 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, federal, state, or local. The term also includes officials, agents, employees or representatives of the entities outlined in this definition.

1.6 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

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1.7 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the British Virgin Islands, Cayman Islands, New York, Hong Kong and PRC are required or authorized by Law or executive order to close for business, or on which a tropical cyclone warning no. 8 or above or a “black” rainstorm warning signal is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m. Hong Kong time.

1.8 “Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investments or Financing and in Return Investments via Special Purpose Vehicles (《关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》), promulgated by SAFE on July 4, 2014.

1.9 “Closing Payment Shares” means such number of the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares set out in Exhibit A equal to an aggregate of US$300,000,000 (or such other number as shown in Exhibit A immediately before the Effective Time), divided by US$10.00.

1.10 “Code” means the Internal Revenue Code of 1986, as amended.

1.11 “Company Disclosure Schedule” or “Schedule” means the disclosure schedules delivered by the Company to the Purchaser Parties simultaneously with the execution of this Agreement, attached hereto as Exhibit E.

1.12 “Company Group” means the Company and its Subsidiaries, collectively.

1.13 “Company Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the Company, including the Series Pre-IPO ordinary shares and the Series PIPE ordinary shares of the Company.

1.14 “Company Preferred Shares” means the Series Angel preferred shares, par value US$0.0001 per share, of the Company and the Series Pre-A preferred shares, par value US$0.0001 per share, of the Company.

1.15 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into the Company Shares.

1.16 “Company Shareholders” means, at any given time, the holders of the Company Shares.

1.17 “Company Shares” means the Company Ordinary Shares and the Company Preferred Shares.

1.18 “Contracts” means all contracts, agreements, Leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work, sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiaries is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiaries in compliance with Section 7.1 after the Signing Date and prior to the Closing.

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1.19 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.20 “CSRC” means the China Securities Regulatory Commission.

1.21 “CSRC Archive Rules” means the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (关于加强境内企业境外发行证券和上市相关保密和档案管理工作的规定) issued by the CSRC, Ministry of Finance of the PRC, National Administration of State Secrets Protection of the PRC, and National Archives Administration of the PRC (effective from March 31, 2023), as amended, supplemented or otherwise modified from time to time.

1.22 “CSRC Filings” means all applicable filings to be undertaken with respect to the Transactions pursuant to the CSRC Trial Rules.

1.23 “CSRC Trial Rules” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the CSRC, which came into effect on March 31, 2023.

1.24 “Environmental Laws” shall mean all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the PRC Environmental Protection Law (中国人民共和国环境保护法), the PRC Environmental Impact Assessment Law (中国人民共和国环境影响评价法), and the Law of the PRC on Water Pollution Prevention and Control (中华人民共和国水污染防治法), as well as any PRC Laws on (a) pollution or protection of human health, the environment or natural resources; (b) any release or threatened release of, or exposure to, any Hazardous Material; (c) greenhouse gas emissions; or (d) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or release of any Hazardous Material.

1.25 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.26 “Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

1.27 “Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Authority or agency or instrumentality thereof or department, board, commission or instrumentality of the PRC or any other country (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act 1977, as amended from time to time), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or Controlled by any Person described in the foregoing clause (a) or (b) of this definition.

1.28 “Hazardous Material” shall mean any material, emission, chemical, solid, oil, petroleum products, substance or waste that has been designated by any Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant, including without limitation hyper-toxic chemicals and other chemicals that are toxic, corrosive, explosive, flammable, combustible, or otherwise dangerous to the human body, facilities and the environment.

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1.29 “Hazardous Material Activity” shall mean the transportation, transfer, production, collection, recycling, storage, disposal, use, operation, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.30 “Holders of ESOP Options” means the holders of share options granted under the 2021 ESOP Plan.

1.31 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.32 “Intellectual Property Right” means all rights of every kind and nature in and to any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, audio-visual works, and any underlying materials thereof (including without limitation any all characters, character names and likenesses, stories, plots, screenplays, teleplays, themes, scenes, photographs and film footage, props, special effects (computer generated or otherwise), film elements, titles, logos, artwork, designs, costumes, costume designs, music, or other material of any kind), copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data, data bases, u.r.l.s., and any other type of intellectual property, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto (including any renewals and extensions thereof), and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign. Without limiting the generality of the foregoing, the Intellectual Property Right shall include, without limitation, all rights of copyright (including all the allied, ancillary, and subsidiary rights), trademark, patent, production, manufacture, recordation, reproduction, transcription, performance, broadcast and exhibition of any art or method now known or hereafter devised.

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1.33 “Investment Management Trust Agreement” means the investment management trust agreement made as of June 12, 2025, by and between the Parent and the Trustee.

1.34 “IPO” means the initial public offering of the Parent pursuant to a prospectus dated June 12, 2025.

1.35 “IT Assets” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, networks and all other information technology equipment and all associated documentation.

1.36 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.37 “Leases” means the leases, subleases, licenses, concessions, sale/leaseback arrangements or similar arrangements and other occupancy agreements with annual rent (excluding tax) exceeds RMB 200,000 set forth on Schedule 1.37 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.38 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.39 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.40 “Lock-up Agreement” means the agreements in substantially the same form attached as Exhibit B-2, dated as of the Closing Date entered into by and between (x) the Persons listed in Exhibit B-1, (y) the Purchaser and (z) the Sponsor.

1.41 “Marketing Approval” means collectively, all approvals of an applicable Authority as necessary to allow for the marketing and sale of Services or Products in the country concerned.

1.42 “Material Adverse Effect” means a material adverse change or a material adverse effect upon on the assets, Liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company Group and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Company Group operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser Parties; (f) any matter of which the Parent is aware on the date hereof; (g) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (h) the announcement, execution, pendency or completion of the Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company Group, (i) any natural or man-made disaster, global pandemic or acts of God; or (j) any failure by the Company Group to meet any internal or published projections, forecasts, guidance, estimates, milestones, budgets, or revenue or earnings or cash flow predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), unless any such any event, occurrence, fact, condition or change, shall have a disproportionate effect on the Company Group and the Business as compared to comparable companies in the same industry.

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1.43 “ODI Filings” means the formalities and fillings of overseas direct investment of Chinese enterprises, including but not limited to fulfilling the filing, approval or registration procedures in the competent development and reform authorities, the competent commercial authorities, and SAFE and competent banks authorized by such authorities.

1.44 “ODI Shareholders” means Shenzhen Tongmen Talent Management Consulting Partnership (Limited Partnership), a limited partnership incorporated in the PRC; Anji Fenghan Private Equity Investment Fund Partnership (Limited Partnership), a limited partnership incorporated in the PRC; Shanghai Da Lie Yingcai Technology Co., Ltd., a business company incorporated in the PRC; Shenzhen Youchuang Tongcheng Management Consulting Partnership Enterprise (Limited Partnership), a limited partnership incorporated in the PRC; and Shenzhen Hainai Caihui Investment Entity (Limited Partnership).

1.45 “ODI Shares Subscription Agreement” means the shares subscription agreement entered between the Company and each of the ODI Shareholders.

1.46 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.47 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended and restated from time to time.

1.48 “Parent Class A Ordinary Shares” means the class A ordinary shares, no par value, of the Parent.

1.49 “Parent Class B Ordinary Shares” means the class B ordinary shares, no par value, of the Parent.

1.50 “Parent Disclosure Schedule” means the disclosure schedules delivered by the Parent to the Company simultaneously with the execution of this Agreement, attached hereto as Exhibit F.

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1.51 “Parent Ordinary Shares” means the Parent Class B Ordinary Shares and the Parent Class A Ordinary Shares.

1.52 “Parent Rights” means a right to receive one-tenth (1/10) of a Parent Class A Ordinary Share at the closing of the Parent’s initial business combination that was included in the Parent Units sold as part of the Parent’s IPO. For the avoidance of any doubt, the Parent Rights shall include the rights underlying the Private Placement Units.

1.53 “Parent Securities” means the Parent Ordinary Shares, Parent Rights and Parent Units, collectively.

1.54 “Parent Unit” means a unit of the Parent comprised of one Parent Class A Ordinary Share and one Parent Right. For the avoidance of any doubt, the Parent Units shall include the Private Placement Units.

1.55 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the Purchaser Parties; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company and/or any of its Subsidiaries so encumbered, either individually or in the aggregate, and (iii) that not resulting from a breach, default or violation by the Company and/or any of its Subsidiaries of any Contract or Law; and (c) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.56 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.57 “PRC” means the People’s Republic of China, excluding for the purposes of this Agreement, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.58 “Privacy Laws” means all applicable United States state and federal Laws, PRC Laws, and the Laws of applicable jurisdictions, relating to privacy, security, data protection, data availability, destruction and data breach, and protection of personal data which are from time to time applicable to the Company Group.

1.59 “Private Placement Units” means units issued to the Sponsor in a private placement that closed concurrently with the Parent’s IPO which are identical to the units sold in the Parent’s IPO, except as described in the IPO Prospectus.

1.60 “Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, re-trieval, consultation, disclosure, dissemination, making available, alignment, combination, re-striction, protection, security, erasure or destruction of such data.

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1.61 “Product” means the design, research and development, manufacturing, sales, distributions and marketing of any education programs and relevant materials offered by the Company Group.

1.62 “Purchaser Class A Ordinary Shares” means the class A ordinary shares, par value US$0.0000001 per share, of the Purchaser. Each such Class A ordinary share shall have one (1) vote, with certain rights and privileges set forth in the Organizational Documents of the Purchaser.

1.63 “Purchaser Class B Ordinary Shares” means the class B ordinary shares, par value US$0.0000001 per share, of the Purchaser. Each such Class B ordinary shares will have twenty (20) votes, with certain rights and privileges set forth in the memorandum and articles of association of the Reincorporation Surviving Corporation adopted at the Reincorporation Effective Time.

1.64 “Purchaser Incentive Plan” means the equity incentive plan to be prepared by the Company Group and agreed by the Parent and the Purchaser and adopted by the Reincorporation Surviving Corporation upon or after the Closing, under which the management of the Company shall be entitled to receive a number of Purchaser Class A Ordinary Shares under such plan representing 17.65% of the outstanding Purchaser Ordinary Shares (on fully diluted, as converted and as exchanged basis) as of immediately following the Closing.

1.65 “Purchaser Ordinary Shares” means the Purchaser Class B Ordinary Shares and the Purchaser Class A Ordinary Shares.

1.66 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.67 “Registration Rights Agreement” means the agreement governing the registration for resale of the Closing Payment Shares under the Securities Act, in substantially the same form attached hereto as Exhibit D.

1.68 “Regulatory Documentation” means, in any medium including audio, visual, print, magnetic, or electronic, all (a) documentation comprising the Regulatory Permits and Regulatory Transfer Approvals; (b) dossiers, reports, supplements, records, data and other materials, submissions or correspondence submitted to, filed with or received from the applicable Authority relating to the Regulatory Permits, Regulatory Transfer Approvals or application or submission for obtaining a Regulatory Permit or a Regulatory Transfer Approval; (c) reports, supplements, records, data and other materials and correspondence related to the Products and Services, including minutes and official contact reports relating to any communications with any Authority, and relevant supporting documents with respect thereto, including all draft and final advertising and promotion documents submitted to the applicable Authority for comment, adverse event files and complaint files, records and studies and any other information relevant to the assessment of product safety; (d) data, results (including all tables, listings and graphs) and reports, case report forms, and other materials or correspondence filed with or received from an Authority to the extent relating to any Products and Services; (e) internal and external inspection or audit reports; and (f) other data contained or relied upon in any of the foregoing, in each case of clauses (a), (b), (c), (d), (e) and (f), to the extent in the possession or control of the Company Group.

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1.69 “Regulatory Permit” means any Permit required for the development, manufacturing or marketing of a Product or a Service under applicable Laws, including, where required, pricing and reimbursement approvals and including Marketing Approvals.

1.70 “Regulatory Transfer Approvals” means all approvals of an Authority, including the submission of letters required under any applicable Law, as required for the transfer of a Regulatory Permit from one party to another to evidence the transfer of ownership of a Marketing Approval or other Regulatory Permit.

1.71 “SAFE” means the State Administration of Foreign Exchange of the PRC.

1.72 “SAFE Rules and Regulations” means, collectively, Circular 37 and any other applicable SAFE rules and regulations, as amended and supplemented from time to time.

1.73 “SEC” means the Securities and Exchange Commission.

1.74 “Securities Act” means the Securities Act of 1933, as amended.

1.75 “Service” means any services, access to facilities, personnel, equipment, Software and hardware and other assistance that were provided, offered, marketed, sold and/or distributed by any member of the Company Group, or regarding which any member of the Company Group has rights, and including any such service that has received Marketing Approval.

1.76 “Service Provider” means any employee, officer, director, individual independent contractor or individual consultant of any member of the Company Group.

1.77 “Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

1.78 “Sponsor” means BEST SPAC I (Holdings) Corp., a British Virgin Islands business company.

1.79 “Subsidiary” or “Subsidiaries” means, with respect to any given Person, any other Person (a) that has at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by such given Person, (b) the management of which is otherwise Controlled by such given Person, or (c) the financial statements of which are otherwise consolidated with those of such given Person under the U.S. GAAP.

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1.80 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by any member of the Company Group and other tangible property, including the items listed on Schedule 5.14.

1.81 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, Real Property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, Tax indemnification, Tax allocation or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.82 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.83 “Taxing Authority” means the Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.84 “Trading Day” means any day on which the Purchaser Ordinary Shares are actually traded on the principal securities exchange or securities market on which Purchaser Ordinary Shares are then traded.

1.85 “Transactions” means the transactions contemplated by this Agreement and the Additional Agreements, including the Reincorporation Merger and the Acquisition Merger.

1.86 “Transfer Tax” means any transfer, documentary, sales, use, Real Property, stamp, registration, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with or by reason of the execution and delivery of this Agreement and the Transactions.

1.87 “U.S. GAAP” means U.S. generally accepted accounting principles, as in effect from time to time.

1.88 “US$” means U.S. dollars, the legal currency of the United States.

1.89 “Voting and Support Agreement” means the agreements in substantially the same form attached as Exhibit C-2, dated as of the Closing Date entered into by and between the Persons listed in Exhibit C-1 and the Parent, the Purchaser and the Company.

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1.90 “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by the Company. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.91 “2021 ESOP Plan” means the share incentive plan adopted by the Company effective from September 2021.

1.92 Terms Defined Elsewhere in this Agreement. The following terms are defined in this Agreement as follows:

Defined Term	Section
Acquisition Intended Tax Treatment	3.8
Acquisition Merger	Recitals
Act	4.2(c)
Additional Invested Amount	4.2(a)
Additional Investors	4.2(a)
Additional Shares	4.2(a)
Agreement	Preamble
Alternative Proposal	7.1(c)
Alternative Transaction	7.1(c)
Applicable Merger Consideration	4.1(a)
Arbitrator	12.1(a)
Audited Financials	7.5(a)
Balance Sheet Date	5.11(c)
BRPM	2.2
Business	Recitals
BVI Companies Act	Recitals
BVI Registrar	2.2
CAC	5.18(a)
Cayman Companies Act	Recitals
Cayman Registrar	2.2
Closing	3.2
Closing Date	3.2
Company	Preamble
Company Benefit Plans	5.24(b)
Company Filing Documents	5.18(c)
Company Group Consent	5.10
Convertible Instrument(s)	8.11

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CRPM	2.2
Dissenting Shareholder(s)	4.1(b)
Dissenting Shares	4.1(b)
D&O Indemnified Persons	7.7
D&O Indemnification Period	7.7
Earnout Event	4.5(b)
Earnout Shareholder(s)	4.5(a)
Earnout Shares	4.5(a)
Effective Time	3.2
Employment Agreement	8.8
Excluded Shares	4.1(d)
Financial Statements	5.11(a)
Government Contract	5.34
Governmental Approval	5.3
IPO Prospectus	14.15
Key Personnel	5.23(a)
Labor Agreements	5.24(a)
Material Contract	5.16(a)
Merger Sub	Preamble
Merger Sub Ordinary Share(s)	6.7(c)
Money Laundering Laws	5.32
Non-U.S. Subsidiaries	9.2(d)
Offshore Establishment Documents	5.9(e)
Offshore Subsidiary	5.9(e)
Outside Closing Date	13.1(c)
Parent	Preamble
Parent Dissenting Shareholder	2.10
Parent Dissenting Shares	2.10
Parent Excluded Shares	2.6(d)
Parent Financial Statements	6.12(b)
Parent SEC Documents	6.12
Parent Shareholder Approval Matters	9.5(a)
Parent Shares Redemption	9.5(a)
Parent Special Meeting	9.5(a)
PCAOB	7.5(a)
Permits	5.17(a)
Personal Information	5.18(b)
PFIC	9.2(d)
Plan of Merger	3.2
PRC Establishment Documents	5.9(d)
PRC Subsidiary	5.9(d)
Proxy Statement	9.5(a)
Purchaser	Preamble
Purchaser Parties	ARTICLE V
Registration Statement	9.5(a)
Reincorporation Effective Time	2.2

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Reincorporation Intended Tax Treatment	2.9
Reincorporation Merger	Recitals
Reincorporation Surviving Corporation	2.1
Related Party Transaction	5.34(a)
Representatives	5.16(a)
Required Parent Shareholder Approval	10.1(e)
Requisite Company Vote	5.2
Reviewed Financials	7.5(a)
Safety Notice(s)	5.17(b)
Securities	5.5(b)
Signing Date	Preamble
Surviving Corporation	3.1
Surviving Provisions	13.3
Top Supplier	5.20(a)
Trust Account	6.9
Trust Fund	6.9
Trustee	6.9
WFOE	Recitals

ARTICLE II
REINCORPORATION MERGER

2.1 Reincorporation Merger

At the Reincorporation Effective Time (as defined in Section 2.2 below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the BVI Companies Act and the Cayman Companies Act, the Parent shall be merged with and into the Purchaser, the separate corporate existence of the Parent shall cease and the Purchaser shall continue as the surviving company in the Reincorporation Merger under the BVI Companies Act and the Cayman Companies Act. The Purchaser as the surviving company after the completion of the Reincorporation Merger is hereinafter sometimes referred to as the “Reincorporation Surviving Corporation.”

2.2 Reincorporation Effective Time

The Parent and the Purchaser shall cause the Reincorporation Merger to be consummated by filing (a) the plan and articles of merger (and any other documents required by the BVI Companies Act) (collectively, the “BRPM”) with the British Virgin Islands Registrar of Corporate Affairs (the “BVI Registrar”) in accordance with the relevant provisions of the BVI Companies Act, and (b) the plan of merger (and any other documents required by the Cayman Companies Act) (collectively, the “CRPM”) with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Companies Act. The effective time of Reincorporation Merger shall be the date when the BRPM has been accepted by the BVI Registrar and the CRPM has been accepted by the Cayman Registrar, or such later time as specified in the BRPM and the CRPM being the “Reincorporation Effective Time.”

2.3 Effect of the Reincorporation Merger

At the Reincorporation Effective Time, the effect of the Reincorporation Merger shall be as provided in this Agreement, the BRPM, the CRPM and the applicable provisions of the BVI Companies Act and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the property (including the stock or share(s) of the Merger Sub), rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Purchaser and the Parent shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Reincorporation Surviving Corporation, which shall include the assumption by the Reincorporation Surviving Corporation of any and all agreements, covenants, duties and obligations of the Purchaser and the Parent set forth in this Agreement to be performed after the Reincorporation Effective Time, and all securities of the Reincorporation Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(a) through 2.6(c) hereof shall be listed on the public trading market on which the Parent Units were trading prior to the completion of the Reincorporation Merger.

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2.4 Memorandum and Articles of Association

At the Reincorporation Effective Time, the memorandum and articles of association of the Parent, as in effect immediately prior to the Reincorporation Effective Time, shall cease and the memorandum and articles of association of the Purchaser shall be the memorandum and articles of association of the Reincorporation Surviving Corporation, except that such memorandum and articles of association shall be amended and restated so that they read in their entirety as set forth in Exhibit G, and as so amended and restated, shall be the memorandum and articles of association of the Reincorporation Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Reincorporation Surviving Corporation and as provided by Law.

2.5 Directors and Officers of the Reincorporation Surviving Corporation

Immediately after the Reincorporation Effective Time and prior to the Closing, the officer(s) and the board of directors (or a sole director, as applicable) of the Reincorporation Surviving Corporation shall be constituted by the same persons as the officers and board of directors of the Parent immediately prior to the Reincorporation Effective Time.

2.6 Effect on Issued Securities of Parent

(a) Conversion of Parent Ordinary Shares. At the Reincorporation Effective Time, every issued and outstanding Parent Class A Ordinary Share (other than the Parent Excluded Shares and the Parent Dissenting Shares, each as defined below) immediately prior to the Reincorporation Effective Time shall be converted automatically into one Purchaser Class A Ordinary Share. Simultaneously with such automatic conversion, at the Reincorporation Effective Time, all Parent Class A Ordinary Shares shall cease to be issued and shall automatically be canceled and retired and shall cease to exist. The holders of the Parent Class A Ordinary Shares immediately prior to the Reincorporation Effective Time, as evidenced by the register of members of the Parent, shall cease to have any rights with respect to such Parent Class A Ordinary Shares, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced Parent Class A Ordinary Shares immediately prior to the Reincorporation Merger shall entitle the holder only to the applicable number of the Purchaser Class A Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.6(a). Upon surrender of each certificate (if any) previously evidencing the Parent Class A Ordinary Shares, such certificate shall be exchanged for a certificate representing the same number of applicable Purchaser Class A Ordinary Shares. At the Reincorporation Effective Time, every issued and outstanding Parent Class B Ordinary Share shall cease to be issued and shall automatically be canceled and retired and shall cease to exist after the automatic conversion of any issued and outstanding Parent Class B Ordinary Share into Parent Class A Ordinary Share, which shall then be converted automatically into securities of the Purchaser in accordance with this Section, pursuant to the terms of the Organizational Documents of the Parent immediately prior to the Reincorporation Effective Time.

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(b) Parent Units. At the Reincorporation Effective Time, every issued and outstanding Parent Unit shall be separated automatically into its constituent securities, which shall be converted automatically into securities of the Purchaser in accordance with Section 2.6(a) or 2.6(c), as applicable. Simultaneously with such automatic conversion, at the Reincorporation Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Units immediately prior to the Reincorporation Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Upon surrender of each certificate (if any) previously evidencing the Parent Units, such certificate shall be exchanged for certificates representing the applicable number of the Purchaser Class A Ordinary Shares in accordance with Sections 2.6(a) and 2.6(c).

(c) Parent Rights. At the Reincorporation Effective Time and after both (i) the separation of the Parent Unit in accordance with Section 2.6(b) and (ii) the conversion of Parent Ordinary Shares pursuant to Section 2.6(a) hereof, every issued and outstanding Parent Right shall be converted automatically into one-tenth (1/10) of one Purchaser Class A Ordinary Share, in accordance with the terms thereof. Immediately after such automatic conversion, at the Reincorporation Effective Time, all Parent Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued Parent Rights immediately prior to the Reincorporation Effective Time, as evidenced by the register of rights holders, shall cease to have any rights with respect to such Parent Rights, except as provided herein or by Law. From and after the Reincorporation Effective Time, each certificate or book entry position that evidenced the Parent Rights immediately prior to the completion of the Reincorporation Merger shall entitle the holder only to the applicable number of the Purchaser Class A Ordinary Shares into which such certificate or book entry position is convertible according to this Section 2.6(c). Upon surrender of each certificate (if any) previously evidencing the Parent Rights, such certificate shall be exchanged for a certificate representing the applicable number of the Purchaser Class A Ordinary Shares in accordance with this Section 2.6(c).

(d) Cancellation of Parent Ordinary Shares Owned by the Parent. At the Reincorporation Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any Subsidiary of the Parent immediately prior to the Reincorporation Effective Time (collectively, the “Parent Excluded Shares”), such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

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(e) Transfers of Ownership. If any certificate for securities of the Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Reincorporation Surviving Corporation, the Parent, the Purchaser or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Fractional Shares. No certificates or scrip representing fractional shares of a Purchaser Ordinary Share will be issued pursuant to the Reincorporation Merger and any such fractional Purchaser Ordinary Share that a holder of the Parent Securities would otherwise be entitled to receive pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder) shall be rounded down to the nearest whole Purchaser Class A Ordinary Share.

(h) Conversion of Purchaser Ordinary Shares. At the Reincorporation Effective Time, every issued and outstanding Purchaser Ordinary Share immediately prior to the Reincorporation Effective Time shall cease to be issued and shall be automatically canceled and retired and shall cease to exist without any conversion thereof or payment therefor.

2.7 Surrender of Securities

All securities issued in exchange upon the surrender of the Parent Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Securities shall also apply to the Purchaser Ordinary Shares so issued in exchange.

2.8 Lost Stolen or Destroyed Certificates

In the event any certificates for any Parent Securities shall have been lost, stolen or destroyed, the Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to Section 2.6; provided, however, that the Reincorporation Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Reincorporation Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed.

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2.9 Section 368 Reorganization

For U.S. federal income tax purposes, subject to Section 7.9, the Reincorporation Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Reincorporation Intended Tax Treatment”). Subject to Section 7.9, the parties to this Agreement hereby agree to (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) file all Tax and other informational returns on a basis consistent with such characterization, unless required to do otherwise pursuant to a “determination” as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Reincorporation Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Reincorporation Effective Time has or may have on any such reorganization status. Each of the parties acknowledges and agrees that it (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10 Dissenter’s Rights

No Person who has validly exercised their dissenters’ rights in respect to their Parent Ordinary Shares pursuant to Section 179 of the BVI Companies Act (each a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of the Purchaser in accordance with Section 2.6(a) or 2.6(c), as applicable with respect to the securities of the Parent owned by such Person (the “Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the BVI Companies Act. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of BVI Companies Act with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. The Purchaser shall give the board of directors of the Parent as appointed immediately prior to the Reincorporation Effective Time (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Purchaser relating to any Parent Dissenting Shareholder’s rights of dissent and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the BVI Companies Act. The Purchaser shall not, except with the prior written consent of the board of directors of the Parent as appointed immediately prior to the Reincorporation Effective Time voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.11 Taking of Necessary Action; Further Action

If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Reincorporation Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and the Purchaser, the officers and directors of the Parent and the Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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ARTICLE III
ACQUISITION MERGER

3.1 Acquisition Merger

Upon and subject to the terms and conditions set forth in this Agreement, within two Business Days after the completion of the Reincorporation Merger, at the Effective Time (as defined in Section 3.2 below), and in accordance with the applicable provisions of Cayman Companies Act, the Merger Sub shall be merged with and into the Company. Following the completion of the Acquisition Merger, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving company in the Acquisition Merger (the “Surviving Corporation”) under the Laws of the Cayman Islands and become a wholly owned Subsidiary of the Reincorporation Surviving Corporation.

3.2 Closing; Effective Time

Unless this Agreement is earlier terminated in accordance with ARTICLE XIII, the closing of the Acquisition Merger (the “Closing”) shall take place within two Business Days after the completion of the Reincorporation Merger at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York at 10:00 a.m. (New York time) on a date no later than five (5) Business Days after the satisfaction or (if permissible) waiver of all the conditions set forth in ARTICLE X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions), or at such other place and time as the Company and the Purchaser Parties may mutually agree upon in writing. The parties may participate in the Closing via electronic means by the mutual exchange of electronic signatures (including portable document format (.PDF) and Verisign). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the parties hereto shall execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to the Merger Sub and the Company and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Plan of Merger (and other documents required by Cayman Companies Act) with the Cayman Registrar in accordance with the relevant provisions of Cayman Companies Act. The Acquisition Merger shall become effective at the time when it is registered by the Cayman Registrar (or such later time as may be agreed in writing by the Company and the Purchaser and specified in the Plan of Merger in accordance with the Cayman Companies Act) (the “Effective Time”).

3.3 Company Officers

The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Reincorporation Surviving Corporation after the Closing.

3.4 Board of Directors

(a) Immediately after the Closing, the Reincorporation Surviving Corporation’s board of directors shall consist of five (5) directors, a sufficient number of which will be designated by the Company to serve as independent directors in accordance with Nasdaq requirements. The Reincorporation Surviving Corporation’s board of directors will comply with the requirements of Nasdaq.

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(b) Immediately after the Closing, the officers and the board of directors of the Surviving Corporation shall be constituted by the person(s) as determined by the Company.

3.5 Effect of the Acquisition Merger

At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

3.6 Memorandum and Articles of Association of the Surviving Corporation

At the Effective Time, the memorandum and articles of association of the Merger Sub, as in effect immediately prior to the Effective Time, shall cease and the memorandum and articles of association of the Company, as in effect immediately prior to the Effective Time, shall continue to be the memorandum and articles of association of the Surviving Corporation until thereafter amended in accordance with their terms, the Organizational Documents of the Surviving Corporation and as provided by Law.

3.7 Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub and the Company, the officers and directors of the Merger Sub and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.8 Section 368 Reorganization

For U.S. Federal income tax purposes, the Acquisition Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Acquisition Intended Tax Treatment”). The parties to this Agreement hereby agree to (a) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (b) file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (c) file all Tax and other informational returns on a basis consistent with such characterization unless required to do otherwise pursuant to a “determination” as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Acquisition Merger for the Acquisition Intended Tax Treatment or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that it (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Acquisition Merger is determined not to qualify for the Acquisition Intended Tax Treatment.

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ARTICLE IV
CONSIDERATION

4.1 Conversion of Capital

(a) Conversion of Company Shares.

At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of the Parent, the Purchaser, the Merger Sub, the Company or the Company Shareholders, (i) the Convertible Instruments and (ii) each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the applicable number of the Closing Payment Shares specified on Exhibit A attached hereto (the “Applicable Merger Consideration”). The parties hereto may further amend Exhibit A by mutual written consent from time to time before the Effective Time. For avoidance of any doubt, at the Effective Time, each Company Shareholder and each Holder of ESOP Option will cease to have any rights with respect to the Company Shares, except the right to receive the Applicable Merger Consideration.

(b) Dissenting Shares.

Any Company Share (the “Dissenting Shares”) owned by any Person who has validly exercised and not effectively withdrawn or lost its rights to dissent from the Acquisition Merger pursuant to Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Acquisition Merger pursuant to Cayman Companies Act with respect to any Dissenting Shares.

(c) Share Capital of the Merger Sub.

The Merger Sub Ordinary Share that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Acquisition Merger and without further action on the part of the sole shareholder of the Merger Sub, be converted into and become one ordinary share of the Surviving Corporation (and such share of the Surviving Corporation into which the Merger Sub Ordinary Share is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time).

(d) Treatment of Certain Company Shares.

At the Effective Time, all Company Shares that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof.

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(e) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Surrender of Certificates. All securities issued upon the surrender of Company Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Closing Payment Shares so issued in exchange.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the Purchaser shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to this Section 4.1; provided, however, that the Purchaser may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the Effective Time, any change in the outstanding securities of the Company, the Parent Ordinary Shares or the Purchaser Ordinary Shares shall occur (other than the issuance of additional shares of the Company or the Purchaser or the Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Closing Payment Shares and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the Parent, the Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Payment of Merger Consideration

(a) Upon and subject to the terms and conditions of this Agreement, the Purchaser shall issue to (i) at the Effective Time, each Company Shareholder such number of Closing Payment Shares opposite such Person’s name on Exhibit A, and (ii) on or after the Effective Time when such Holder of ESOP Options duly exercises his options granted in accordance with the relevant option agreement entered into by such Holder of ESOP Options and the Company, each Holder of ESOP Options such number of Class A Ordinary Shares calculated by multiplying such number of Closing Payment Shares opposite the name of “Holders of ESOP Options” as set forth in Exhibit A by a fraction, the numerator of which is the number of Company Shares issuable to such Holder of ESOP Options under the 2021 ESOP Plan immediately prior to Closing assuming he exercises his options and the denominator of which is the aggregate number of Company Shares issuable to all Holders of ESOP Options under the 2021 ESOP Plan immediately prior to Closing assuming all exercise their options. For the avoidance of doubt, if the Company issues any additional Company Shares to any investors (the “Additional Investors”) following the date hereof in exchange for cash (the “Additional Invested Amount”) as may be mutually agreed by the Company and the Parent Parties, the parties hereto shall agree to amend and update Exhibit A accordingly prior to the Effective Time, and at the Effective Time such additional Company Shares shall be converted into additional Closing Payment Shares (such Closing Payment Shares, the “Additional Shares”) as the Applicable Merger Consideration. The number of the Additional Shares to be issued to the Additional Investors shall equal US$300,000,000 divided by the amount of the pre-money valuation of the Company agreed by Parent, the Company and the Additional Investors, then multiplied by the Additional Invested Amount, then divided by US$10.00.

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(b) No certificates or scrip representing fractional Purchaser Ordinary Shares will be issued pursuant to the Acquisition Merger, and any such fractional Purchaser Ordinary Share that a holder of Company Shares would otherwise be entitled to receive pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder) shall be rounded down to the nearest whole Purchaser Ordinary Share.

(c) Legend. Each certificate issued pursuant to the Acquisition Merger to the Company Shareholders and the Holders of ESOP Options stipulated in Exhibit A shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

4.3 Dissenter’s Rights

(a) No Person who has validly exercised their dissenters’ rights pursuant to Cayman Companies Act shall be entitled to receive the Applicable Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their dissenters’ rights under the Cayman Companies Act. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Company shall give the Purchaser (i) prompt notice of any notices of objection, notices of dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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(b) In the event that any written notices of objection to the Acquisition Merger are served by any Company Shareholders pursuant to section 238(2) of the Cayman Companies Act, the Company shall serve written notice of the authorization and approval, the Plan of Merger and the Acquisition Merger on such Company Shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the Requisite Company Vote (as defined below), provided, that prior to serving any such notice, the Company shall consult with the Purchaser with respect to such notice and shall afford the Purchaser a reasonable opportunity to comment thereon.

4.4 Withholding

The Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to the Company Shareholders and the Holders of ESOP Options pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted, withheld and timely paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.5 Earn-out

(a) After the Closing, subject to the terms and conditions set forth in this Section 4.5, the Company Shareholders determined as of the date immediately before Closing and the Holders of ESOP Options (collectively the “Earnout Shareholders” and each a “Earnout Shareholder”) shall have the right to receive in the aggregate up to an additional 2,000,000 Purchaser Ordinary Shares (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”). The Purchaser shall issue to each Earnout Shareholder a number of Earnout Shares corresponding to such Earnout Shareholder’s pro rata ownership of Company Shares immediately prior to Closing.

(b) The Earnout Shareholders’ right to receive the Earnout Shares shall vest and become due and issuable in the event that, from and after one month after the Closing Date until the date that is two years after the Closing Date, the VWAP of the Purchaser Ordinary Shares over any twenty (20) Trading Days within any thirty (30) Trading Day period is greater than or equal to US$15.00 (“Earnout Event”).

(c) In the event that the Earnout Event has not occurred during the applicable period, the Earnout Shareholders shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, each Earnout Shareholder shall be entitled to receive Earnout Shares only upon the occurrence of the Earnout Event; provided, however, that the Earnout Event may only occur once, if at all.

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(d) The right of the Earnout Shareholders to receive the Earnout Shares shall not entitle the holders thereof to any voting or dividend rights otherwise granted to holders of Purchaser Ordinary Shares (if any) prior to the issuance of such shares. For the avoidance of doubt, Reincorporation Surviving Corporation shall not be required to issue Purchaser Ordinary Shares to the extent not permitted to do so by applicable Law, including by way of an exemption from registration under applicable securities laws.

(e) Any Earnout Shares issued hereunder to the Earnout Shareholders shall be subject to the restrictions and lock-up period(s) as set forth in the applicable Lock-up Agreements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company to the Purchaser Parties (as defined below) simultaneously with the execution of this Agreement, the Company hereby represents and warrants to the Parent, the Purchaser and the Merger Sub (collectively, the “Purchaser Parties”) that each of the following representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE V to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE V to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power

The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and its Subsidiaries are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each member of the Company Group has all requisite power and authority, corporate and otherwise, and has all material Permits, governmental licenses, franchises, authorizations, consents and approvals necessary and required to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each member of the Company Group is duly licensed, qualified or authorized to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing, qualification or authorization necessary. None of the members of the Company Group is in violation of any provisions of its Organizational Documents. Schedule 5.1 lists all jurisdictions in which any member of the Company Group is incorporated.

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5.2 Authorization

Each member of the Company Group has all the requisite power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the Acquisition Merger and the transactions contemplated hereby and thereby. The execution, delivery and performance by each member of the Company Group of this Agreement and the Additional Agreements to which it is a party and the consummation by each member of the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such member of the Company Group and have been duly authorized by all necessary action on the part of such member of the Company Group (including the board of directors of such member of the Company Group), other than (i) the authorization and approval of this Agreement, the Additional Agreements, the Plan of Merger and the Transactions by way of either (a) a special resolution approved at a duly constituted meeting of the Company Shareholders by the affirmative vote of at least two-thirds of the votes of those Company Shareholders entitled to vote and voting on the resolution (on an as converted basis); or (b) a resolution consented to in writing by all of the Company Shareholders entitled to vote thereon in accordance with the Organizational Documents of the Company and the Cayman Companies Act (the “Requisite Company Vote”); and (ii) the authorization and approval of the final form of the Plan of Merger (and such ancillary documents required for filing with the Cayman Registrar for the purposes of effecting the Acquisition Merger) by way of a written resolutions of the board of directors of the Company.

5.3 Governmental Authorization

Neither the execution, delivery nor performance by any member of the Company Group of this Agreement or any Additional Agreements to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority (each of the foregoing, a “Governmental Approval”) as of the Signing Date, except for the ODI Filings referred to in Section 8.4, the CSRC Filings referred to in Section 8.3 and applicable filings with the Cayman Registrar to consummate the Acquisition Merger.

5.4 Non-Contravention

Assuming that the Requisite Company Vote and the authorization and approval of the Company referred to in Section 5.2 have been obtained, none of the execution, delivery or performance by any member of the Company Group of this Agreement or any Additional Agreements to which it is a party does or will (a) contravene or conflict with the Organizational Documents of such member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such member of the Company Group, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of such member of the Company Group or require any payment or reimbursement or to a loss of any benefit relating to the Business to which such member of the Company Group is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon such member of the Company Group or by which any of the Company Share, or any of the Company Group’s assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Company Shares, (e) cause a loss of any benefit relating to the Business to which such member of the Company Group are entitled under any provision of any Permit or Contract binding upon any member of the Company Group, or (f) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s assets, in the cases of (a) to (d), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

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5.5 Capital Structure

(a) As of the Signing Date, the authorized share capital of the Company is US$50,000 divided into 500,000,000 shares of a nominal or par value US$0.0001 each. As of the Signing Date, (i) 88,888,000 Company Ordinary Shares are issued and outstanding; (ii) 11,112,000 Series Angel preferred shares are issued and outstanding; (iii) 13,035,486 Series Pre-A preferred shares are issued and outstanding; (iv) 1,092,325 Series Pre-IPO ordinary shares are issued and outstanding; (v) 2,676,055 Company Ordinary Shares are issuable pursuant to warrant instruments; (vi) 4,681,394 Series Pre-IPO ordinary shares are issuable pursuant to warrant instruments; and (vii) 8,040,084 Series PIPE ordinary shares are issuable pursuant to warrant instruments. Immediately before the Closing Date, 9,125,653 Company Ordinary Shares would be issuable under the 2021 ESOP Plan to the Holders of ESOP Options. Except as set forth in the Schedule 5.5, all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person. The only Company Shares that will be issued and outstanding immediately after the Closing will be the Company Ordinary Shares owned by the Reincorporation Surviving Corporation. No other class in the share capital of the Company is authorized or issued or outstanding.

(b) Except as set forth on Schedule 5.5 there are no: (i) outstanding shares or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (ii) outstanding securities of the Company or any of its Subsidiaries (including debt securities) convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (iii) outstanding Company Share Rights; (iv) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of, or that obligate the Company or any of its Subsidiaries to register, or that restrict the transfer or voting of, any capital share or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital share or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries; (v) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital share or share capital of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii), (iv) and (v), together with the share capital of the Company, being referred to collectively as “Securities”); (vi) Contracts, calls, subscriptions, preemptive rights, arrangements, understandings or other commitments of any kind with respect to any of the Securities, including any voting trust, other voting agreement or proxy with respect thereto; (vii) disputes, controversies, demands or claims as to any of the Securities; and (viii) Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person.

5.6 Charter Documents

Copies of the Organizational Documents of each member of the Company Group have heretofore been made available to the Purchaser Parties, and such copies are each true, accurate and complete copies of such instruments as amended and in effect on the date hereof. Neither the Company nor any Subsidiary of the Company has taken any action in violation or derogation of its Organizational Documents.

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5.7 Corporate Records

Since January 1, 2023, all proceedings of the board of directors and stockholders or shareholders of each member of the Company Group in relation to all material transactions and material corporate matters of such member of the Company Group (as applicable) are properly conducted in accordance with the Organizational Documents of such member of the Company Group (as applicable). All material transactions and material corporate matters of the Company Group are duly approved by the board of directors and/or stockholders or shareholders of the relevant member of the Company Group in accordance with the Organizational Documents of such member of the Company Group (as applicable). All register of members and all proceedings of the board of directors and stockholders or shareholders of each member of the Company Group occurring since January 1, 2023 (and with respect to the Company, since its date of incorporation), and all consents to material actions taken thereby, are maintained in the ordinary course consistent with past practice (save for certain delays). The register of members or the equivalent documents of each member of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of each member of the Company Group relating to all issuances and transfers of stock or share by such member of the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of each member of the Company Group since January 1, 2023, have been made available to the Purchaser Parties, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of each member of the Company Group.

5.8 Assumed Names

Since January 1, 2023, none of the Company Group has used any assumed or “doing business as” name to conduct the Business.

5.9 Subsidiaries

(a) Schedule 5.9(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, the number of issued and outstanding shares or the subscribed capital and the record holders thereof. Other than as set forth in the Company Disclosure Schedule, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered, fully paid and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiaries listed on Schedule 5.9(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control any other Person; (vii) none of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement; and (viii) except as set forth on Schedule 5.9(a), there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b) The Company is the beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of Hdeducation Holding Group Limited. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of Hdeducation Holding Group Limited.

(c) Hdeducation Holding Group Limited is the legal and beneficial owner of one hundred percent (100%) of the issued and outstanding equity interests of the WFOE. There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the WFOE.

(d) The capital and organizational structure of the WFOE and each of its Subsidiary (each, a “PRC Subsidiary”) are valid and in material compliance with the applicable PRC Laws. Except as set forth on Schedule 5.9(d), the registered capital of each PRC Subsidiary has been paid up in accordance with the schedule of payment stipulated in its Organizational Documents, approval documents, certificates of approval and legal person business license (collectively, the “PRC Establishment Documents”) and in material compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with PRC Laws and are valid and enforceable. There are no disputes, controversies, demands or claims as to equity securities of each PRC Subsidiary. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

(e) Hdeducation Holding Group Limited is the legal and beneficial owner of 51% equity interest of FQ Life Wealth Management Limited (the “Offshore Subsidiary”). There are no outstanding options, warrants, rights (including conversion rights, preemptive rights, rights of first refusal or similar rights) or agreements to purchase or acquire any equity interest, or any securities convertible into or exchangeable for an equity interest, of the Offshore Subsidiary. The capital and organizational structure of the Offshore Subsidiary is valid and in material compliance with the applicable Laws of its jurisdiction. The Organizational Documents, approval documents, certificates of approval and legal person business license (the “Offshore Establishment Documents”) of the Offshore Subsidiary are duly filed and/or registered in accordance with applicable Laws of its jurisdiction and are valid and enforceable. There are no disputes, controversies, demands or claims as to equity securities of the Offshore Subsidiary. The business scope specified in the relevant Offshore Establishment Documents complies in all material respects with the requirements of all applicable Laws, and the operation and conduct of business by, and the term of operation of the Offshore Subsidiary in accordance with the relevant Offshore Establishment Documents is in compliance in all material respects with applicable Laws.

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(f) Schedule 5.9(f) sets forth a true, correct and complete organization structure of the Company Group, setting forth the name and ownership interest of each entity within the structure.

5.10 Consents

Except for Contracts listed on Schedule 5.10, there are no Contracts binding upon any member of the Company Group or by which any of the Company Share, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, Order or other action of or filing with any Person (other than any member of the Company Group or their shareholders) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

5.11 Financial Statements

(a) Schedule 5.11 includes the audited consolidated financial statements of the Company as of and for the fiscal years ended June 30, 2023 and 2024, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12)-month period ended on such dates, and the audited consolidated cash flow statements for the twelve (12)-month period ended on such dates, audited in accordance with the requirements of the Public Company Accounting Oversight Board (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company Group’s financial condition in all material respects as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company and its Subsidiaries with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Financial Statements, and for Liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since June 30, 2024 (the “Balance Sheet Date”), there are no material Liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise), or any material “off-balance sheet arrangements” relating to the Company Group. All material debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on the Financial Statements are included therein.

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(d) The Financial Statements accurately reflects in all material respects the outstanding material Indebtedness of the Company and its Subsidiaries as of the date thereof. Except as set forth on Schedule 5.11, the Company Group does not have any material Indebtedness.

5.12 Books and Records

(a) All Contracts, documents, and other papers or copies thereof delivered to the Purchaser Parties by or on behalf of the Company Group are accurate, complete and authentic in all material respects.

(b) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(c) All accounts, books and ledgers of each member of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(d) Since June 30, 2022, neither the Company nor any Subsidiary of the Company has received any written or, to the actual knowledge of the Company Group, oral allegation, assertion or claim with respect to accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company, or unlawful accounting or auditing matters with respect to the Company or any Subsidiary of the Company.

(e) Since June 30, 2022, no internal investigations with respect to accounting, auditing or revenue recognition have been conducted by the Company or any Subsidiary of the Company.

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5.13 Absence of Certain Changes

Since the Balance Sheet Date, except as contemplated by this Agreement, any Additional Agreements or in connection with the transactions contemplated hereby and thereby, (a) the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; and (c) the Company Group has not taken any action which would have violated the covenants of the Company Group set forth in Section 7.1, nor to the actual knowledge of the Company Group, has any such event which would have violated the covenants of the Company Group set forth in Section 7.1 occurred.

5.14 Properties; Title to the Company Group’s Assets

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto; and all of the material Tangible Personal Property is in the control of the Company Group or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Financial Statements or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. No such asset is subject to any Liens other than the Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted. No assets (whether real or personal, tangible or intangible, and including any trademark, trade name, license, domain names, invention, patent, trade secret, trade dress, copyright, software programs, databases, trade secrets and know-how) used by the Company Group to carry out the Business as now conducted are held or sub-licensed by the Company Group’s Affiliates (other than the Company Group) or other related parties.

5.15 Litigation

(a) There is no Action (or any basis therefore) pending against, or to the actual knowledge of the Company Group, threatened against or affecting, the Company Group, any of its Key Personnel (as defined below), the Business, any Company Shares or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; (b) there are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement; and (c) each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Authority has commenced or to the actual knowledge of the Company Group, threatened to initiate any Action against the Company Group to enjoin the marketing, sale, offer, distribution or provision of any Service.

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5.16 Contracts

(a) Schedule 5.16(a) sets forth a complete and accurate list of all Material Contracts. True, correct and complete copies of such Material Contracts have been delivered to or made available to the Parent or its officers, directors, Affiliates, managers, consultants, employees, accountants, legal counsel, financial advisors, agents and/or other representatives (the “Representatives”). Any Contract, oral or written to which the Company Group is a party or is bound by falling within the following categories is a “Material Contract”:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of US$500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of US$500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least US$300,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the Transactions or as a result of a change of Control of the Company Group;

(iv) all Contracts creating a material joint venture, strategic alliance, limited liability company and partnership agreements to which any member of the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of US$1,000,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (A) “shrink wrap” licenses and (B) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

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(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company Group to which any 10% Company Shareholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$300,000;

(xiii) any Contract materially prohibiting or restricting in any respect the ability of any Company Group to engage in any business, to solicit any potential customer or to operate in any geographical area (including the ability to compete in any line of business or with any Person or in any geographic area);

(xiv) any Contract relating to the voting or Control of the equity interests of any member of the Company Group or the election of directors of the Company (other than the Organizational Documents of any member of the Company Group);

(xv) any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which any member of the Company Group is a party;

(xvi) any Contract with any Authority, including, without limitation, any Contract relating to a settlement, conciliation or similar agreement with any Authority pursuant to which any member of the Company Group would have any material outstanding obligation as of the date hereof;

(xvii) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) in excess of US$1,000,000 with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the Transactions or the amount or value thereof will be calculated on the basis of any of the Transactions;

(xviii) any Contract granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of its Subsidiaries; and

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(xix) any Contract containing covenants that materially limit the ability of any member of the Company Group (A) to compete in any line of business, with any Person or in any geographic area, to sell or provide any Service or Product, or to solicit any Person, other than in respect of customary non-disclosure agreements entered into by any member of the Company Group in the ordinary course of business, or (B) to purchase or acquire an equity interest in any other Person.

(b) (i) Each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s actual knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) the Company Group has not received any written claim or notice of breach of or default under any Material Contract, (iv) no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract, (v) no party to any Material Contract that is a customer of or supplier to the Company Group has canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, any Company Group, and (vi) no Material Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to the Parent or any of its Affiliates. The Company Group previously provided to the Purchaser Parties true and correct fully executed copies of each written Material Contract.

(c) None of the execution, delivery or performance by any member of the Company Group of this Agreement or Additional Agreements to which such member of the Company Group is a party or the consummation by any member of the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any material obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) The Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness in all material respects.

(e) Each of the material transactions between a member of the Company Group and any shareholder, officer, employee or director of such member of the Company Group or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and does not impair the interests of the Company Shareholders, or (ii) is a transaction duly approved by its board of directors in accordance with the Organizational Documents of such member of the Company Group (if applicable).

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5.17 Licenses and Permits

(a) Schedule 5.17 contains accurate and complete copies of each material license, franchise, permit, registration, Order or approval or other similar authorization affecting, or relating in any way to, the Business, including the Marketing Approvals, the Regulatory Permits and the Regulatory Transfer Approvals, if any (the “Permits”), together with the name of the Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the Transactions. The Company Group has all material Permits, governmental licenses, franchises, authorizations, consents and approvals necessary or required to own and operate its properties, assets and carry on the Business. Except as would not individually or in the aggregate be material to the Company Group, the Company Group has fulfilled all notification requirements with the relevant Authorities required for the Business and the operations of the Company Group.

(b) There are no citations, decisions, adjudications or written statements by any Authority or consent decrees or other Orders received by the Company Group stating that any Products or Services marketed, sold, offered, distributed or provided by the Company Group is defective or unsafe or fails to meet any standards or requirements promulgated by any such Authority (collectively, “Safety Notice(s)”). There have been no material complaints with respect to any Products or Services, and there are no facts that would be reasonably likely to result in either of the following: (i) a material Safety Notice or a material Liability with respect to any Products or Services, or (ii) a termination or suspension of provision of any Products or Services (for the avoidance of doubt, mere termination or suspension of the provision of any Service to a particular individual patient alone would not constitute a breach of this Section 5.17(b)(ii)).

5.18 Cybersecurity; Compliance with Laws; Regulatory Matters

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 5.18(a), each member of the Company Group, and each of its directors, and officers and to the knowledge of such member of the Company Group, each of its employees, agents and other Persons acting on its behalf is, and has been, in compliance in all material respects with all applicable Laws and Orders entered by any court, arbitrator or other Authority, domestic or foreign, including but not limited to the applicable data Privacy Laws, PRC Laws, the applicable Laws regarding employment and employment practices, the applicable Environmental Laws and all applicable regulations promulgated by the relevant Authorities, including but not limited to PRC regulations and associated Authority guidelines, and is not in material violation of, has not materially violated, and to the Company Group’s actual knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any material violation or alleged material violation of, any such applicable Laws, PRC Laws or Orders, nor is there any basis for any such charge, and since June 30, 2022 the Company Group has not received any subpoenas by any Authority. All approvals, Permits, licenses and registrations required under all applicable PRC Laws, Laws and Orders for the due and proper establishment and operation of each member of the Company Group have been duly obtained from the relevant Authorities or completed in accordance with the relevant PRC Laws, Laws or Orders, and are in full force and effect. The Company Group has all approvals, Permits, licenses and registrations necessary for the conduct of the Business and is in compliance thereof in all material respects. In respect of the approvals, Permits, licenses and registrations requisite for the conduct of any part of the Business which are subject to periodic renewal, the Company Group has no reason to believe that such requisite renewals will not be timely granted by the relevant Authorities. The Company Group has been conducting and will conduct its business activities within the permitted scope of business, and has been operating or will operate its business in full compliance in all material respects with all relevant legal requirements and with all requisite approvals, Permits, licenses and registrations granted by the competent Authorities. Without limiting the generality of the foregoing, all Permits of the Authorities of the PRC that are required to be obtained or made in respect of, as applicable, each of the PRC Subsidiaries with respect to its establishment, capital structure, business and operations as it is now being conducted, including the Permits of the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, the Cyberspace Administration of China (“CAC”), SAFE, the Ministry of Human Resources and Social Security of the PRC, the Fire and Rescue Department Ministry of Emergency Management and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with the applicable PRC Laws, except for any such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

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(b) In connection with its collection, storage, use, Processing and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of any member of the Company Group, each member of the Company Group is and has been in compliance with in all material respects (i) all applicable Laws (including, without limitation, Laws relating to privacy, personal data protection, use of data, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company Group’s privacy policies and public written statements regarding the Company Group’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which any member of the Company Group is bound. The Company Group maintains and has implemented and maintained reasonable physical, technical, organizational and administrative security measures, procedures and policies or otherwise intended or designed to protect all Personal Information and other data owned, stored, used, Processed, maintained or controlled by or on behalf of the Company Group from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. Each member of the Company Group is and has (i) undertaken and resolved or is in the process of resolving in good faith, any material issues identified by any surveys, audits, or assessments (including any risk assessments and risk analyses) of all areas of its business and operations, in each case, required in accordance with applicable Privacy Laws, (ii) made all material disclosures to, and obtained all appropriate and material consents, approvals or authorizations from customers, employees, directors, officers, consultants, contractors and other applicable Persons as required under applicable Privacy Laws to Process such Personal Information lawfully and in accordance with applicable Privacy Laws, (iii) been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations and (iv) filed all registrations required under applicable Privacy Laws with the applicable data protection Authority, in each case to the extent required under applicable Privacy Laws. To the actual knowledge of the Company Group, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, Processing, modification or disclosure of or access to Personal Information owned, stored, used, Processed, maintained or Controlled by or on behalf of any member of the Company Group which require or required any member of the Company Group to notify Authorities, affected individuals or other parties of such occurrence (y) unauthorized access to or disclosure of the Company Group’s confidential information or trade secrets or (z) data security incidents, data breaches, ransomware incidents, or other adverse events or incidents related to any IT Assets, Personal Information, or Company’s data in the custody or control of any member of the Company Group or any Service Provider Processing Personal Information on behalf of any member of the Company Group. No Actions are pending or to the actual knowledge of the Company Group, threatened in writing against any member of the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information. No member of the Company Group has (i) been subject to any actual or threatened investigation, notice, or request from any Authority in relation to its Processing of data, data protection, privacy or cybersecurity activities, (ii) received any actual or threatened claim, written communication, enquiry, notification of, warning or complaint from any individual or Authority (including the CAC) alleging any material violation or breach of applicable Privacy Laws or security requirement (including, without limitation, the CSRC Archive Rules), (iii) been involved in any investigation on cybersecurity review initiated by the CAC, the CSRC or any other Authority or received any written notice from any Authority against any member of the Company Group or their respective directors, officers and employees or (iv) received any written objection to the Transactions from the CSRC, the CAC or any relevant data protection, privacy or security Authority. The Processing of Personal Information by any member of the Company Group is carried out in accordance with applicable Privacy Laws, and where applicable, with appropriate safeguards for any transfer of such Personal Information, in all material respects.

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(c) The Company Group has filed, maintained, submitted or furnished all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by applicable Laws or Orders for the Business and operation of the Company Group, including the Regulatory Documentation (the “Company Filing Documents”), and all such Company Filing Documents were complete and accurate on the date filed in all material respects (or were corrected or supplemented by a subsequent submission). Neither the Company Group, nor any of its officers, directors or employees are included on the list of excluded individuals/entities maintained by the Authorities in the jurisdictions in which the Company Group operates.

(d) Neither the Company Group, nor to the actual knowledge of the Company Group, any of their respective officers, directors or employees are included on the list of excluded individuals/entities maintained by the Authorities in the jurisdictions in which the Company Group operates.

(e) Neither the Company Group, nor to the actual knowledge of the Company Group, any of their respective officers or directors, its employees and agents (i) is a party to a corporate integrity agreement with any Government Official or other Authorities, or (ii) has entered into or its negotiating a settlement agreement with an Authority relating to any applicable Laws or Orders.

(f) All arrangements involving the offer, sale or issuance of an equity interest in the Company or any of its Subsidiaries by the Company, any of its Subsidiaries or their respective Representatives to any provider or organization are, and have been, memorialized in writing, and in compliance in all material respects with applicable Laws or Orders.

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(g) None of the Company or any Subsidiary of the Company, has received notice from any Authority that (i) any material Permits or the renewal thereof with respect to the Business, Products and Services will not or is likely not to be issued, or (ii) asserting in writing that any Company Filing Document provided to such Authority contains material deficiencies or will not be accepted based on data integrity or other compliance concerns.

(h) None of the Company nor any Subsidiary of the Company has (i) made an untrue statement of a material fact or fraudulent statement to any Authority; (ii) failed to disclose a material fact required to be disclosed to any Authority.

(i) None of the Company nor any Subsidiary of the Company has received written notice of (i) any alleged material noncompliance or major or critical findings, as a result of any internal audit or inspection or any audit or inspection performed by or on behalf of an Authority or other Person, or (ii) any alleged material falsification or fraudulent activity regarding any Company Filing Document generated or submitted to such Authority or other Person. True and complete copies of any such audit, inspection and corrective action material that are in the possession or control of the Company or any Subsidiary of the Company as of the Signing Date, if any, have been made available to the Purchaser Parties.

(j) To the actual knowledge of the Company Group, since June 30, 2022, (i) there have been no material breaches of the security of the IT Assets used or held for use by the Company and its Subsidiaries in their businesses, and (ii) there have been no disruptions in any such IT Assets that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential or sensitive information and Personal Information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Since June 30, 2022, neither the Company nor any Subsidiary of the Company has (A) to the actual knowledge of the Company Group, experienced any material incident in which such information was stolen, or accessed, used or disclosed without authorization, including in connection with a breach of security, or (B) received any written (or, to the actual knowledge of the Company Group, any other) notice or complaint from any Person (including an Authority) with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any Subsidiary of the Company.

(k) As of the Closing Date, each PRC holder or PRC beneficial owner of equity security of any member of the Company Group has duly complied with in all material respects all PRC Laws for holding equity security of the Company Group, including (i) each PRC holder or beneficial owner of equity security of any member of the Company Group who is a “Domestic Resident” as defined in Circular 37 and is subject to any of the registration or reporting requirements of Circular 37, has complied with all reporting, registration or other requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, and has made all written filings, registrations, reporting or any other communications required by SAFE or any of its local branches; and (ii) the ODI Shareholders have completed the ODI Filing and complied with all reporting, registration or other requirements (including filings of amendments to existing registrations) in accordance with PRC Laws for their investment in the Company Group. No member of the Company Group has received any oral or written inquiries, notifications, Orders or any other form of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations, and each member of the Company Group has obtained all certificates, approvals, Permits, licenses, registration receipts and other similar authorizations which are necessary for such Company Group to conduct foreign exchange transactions as now being conducted in compliance with in all material respects PRC Laws.

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(l) To the best knowledge of the Company Group, and after discussion with applicable regulators, as of the date hereof, the Company Group is not required to apply for and complete the cybersecurity review filing for overseas listing to the CAC.

5.19 Intellectual Property

(a) Schedule 5.19(a) hereto contains a true, correct and complete list of the registered Intellectual Property Rights of the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; and (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed. There is no exclusive license required for the use of such Intellectual Property Rights.

(b) There is no Intellectual Property Rights licensed by a third party to any member of the Company Group.

(c) The Company Group owns, free and clear of all Liens, or has the valid right or license to use, all intellectual property that is required or used in the Business as currently conducted or as proposed to be conducted, together with all Intellectual Property Rights in or to all of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Except as disclosed in Schedule 5.19(d), within the past two (2) years the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no actual knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(e) To the actual knowledge of the Company Group, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect and does not violate, and will not violate, any applicable Laws or regulations.

(f) To the actual knowledge of the Company Group, any and all material content and format of content, writings, photographs, drawings, artwork, Software, and any underlying materials thereof, and any other literary and artistic works owned by the Company Group are created, developed and/or produced in accordance with all applicable Laws in all material respects with respect to the creation, development and/or production of such intellectual properties.

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(g) All current or former employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents, trade secrets, content and format of content, writings, photographs, drawings, artwork, music (including any musical compositions and master recordings thereof), games, Software, audio-visual works, and any underlying materials thereof, and any other literary and artistic works on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(h) None of the execution, delivery or performance by any member of the Company Group of this Agreement or any of the Additional Agreements to which such member of the Company Group is a party or the consummation by any member of the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by such member of the Company Group immediately prior to the Closing to not be owned, licensed or available for use by such member of the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(i) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of the Intellectual Property Rights that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

5.20 Key Suppliers

(a) Schedule 5.20(a) sets forth a list of the Company Group’s five (5) largest suppliers (the “Top Supplier”) as measured by the dollar amount of purchases therefrom or thereby, for the Company’s 2024 fiscal year and for the six (6) months ended December 31, 2024, showing the approximate total sales by the Company Group to each such customer and the approximate total purchases by the Company Group from each such supplier, during each such period. The Company Group’s customers are all natural persons, and there are no significant outstanding customers based on the dollar amount of purchases from the Company Group.

(b) To the actual knowledge of the Company Group, no supplier listed on Schedule 5.20(a) has (i) terminated its relationship with the Company Group, (ii) materially reduced its business with the Company Group or materially and adversely modified its relationship with the Company Group, (iii) notified the Company Group in writing of its intention to take any such action, or (iv) to the actual knowledge of the Company Group, become insolvent or subject to bankruptcy proceedings.

5.21 Accounts Receivable and Payable; Loans

(a) To the Company Group’s actual knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s actual knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

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(b) To the Company Group’s actual knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s actual knowledge, all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 5.21(c) separately identifies any and all accounts receivables or notes of the Company Group which are owed by any Affiliate of the Company Group as of December 31, 2024. Except as set forth on Schedule 5.21(c), the Company Group is not indebted to any of its Affiliates and no Affiliates are indebted to the Company Group as of December 31, 2024.

5.22 Pre-payments

The Company Group has not received any payments with respect to any Services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

5.23 Employees

(a) Schedule 5.23(a) sets forth a true, correct and complete list of each those employees designated by the Company Group as Key Personnel of the Company Group (the “Key Personnel”), setting forth the name and title for each such Person.

(b) No member of the Company Group is a party to or subject to any collective bargaining agreement, non-competition agreement restricting the activities of such member of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of any member of the Company Group.

(c) There are no pending or, to the actual knowledge of the Company Group, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

5.24 Employment Matters

(a) Schedule 5.24(a) sets forth a true and complete list of (i) the form of employment agreement, confidentiality, non-solicitation, non-competition, intellectual right agreement, assignment of inventions and if applicable, commission agreement (the “Labor Agreements” ), and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which a member of the Company Group has any obligation, or any understanding between such member of the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the Purchaser Parties true and complete copies of such forms of the Labor Agreements and each generally applicable employee handbook or policy statement of the Company Group.

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(b) Except as disclosed on Schedule 5.24(b):

(i) to the actual knowledge of the Company Group, (A) no current employee of the Company Group, in the ordinary course of his or her duties, has breached in any material respect any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer and (B) no Key Personnel, in the ordinary course of his or her duties, has breached in any material respect any obligation to any Person in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such Person;

(ii) the Company Group does not have any material labor relations lawsuits pending, and there is no material pending representation question or union organizing activity respecting employees of the Company Group;

(iii) all amounts that the Company Group are legally or contractually required either (A) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (B) to withhold from its employees’ salaries and benefits and to pay to any Authority as required by applicable Laws have during the preceding two (2) years, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment;

(iv) there have been no material Actions pending or, to the actual knowledge of the Company Group, threatened against or involving the Company Group by or on behalf of or involving any of their respective Service Providers;

(v) Each benefit or similar plan relating to any director, officer, employee, consultant or other Service Provider of the Company Group (collectively the “Company Benefit Plans”) has been established, maintained, funded and administered in compliance in all material respects with applicable Laws. Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions could (whether alone or in connection with any subsequent event(s)) (A) result in the acceleration, funding or vesting of any material compensation or benefits to any current or former director, officer, employee, consultant or other Service Provider of the Company Group under any Company Benefit Plan, or (B) result in the payment by the Company Group to any of their current or former employees, officers, directors, consultants or other Service Providers of any severance pay or any increase in severance pay (including the extension of a prior notice period or any golden parachute) upon any termination of employment or service or the cancellation of any material benefit or payment to such Persons; and

(vi) each employee and other Service Provider of the Company Group has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

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5.25 Real Property

(a) The Company Group does not own any Real Property.

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate have a Material Adverse Effect.

5.26 Tax Matters

(a) Except in each case as to matters that would not individually or in the aggregate, be material to the Company Group, (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the actual knowledge of the Company Group, threatened, with respect to Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the actual knowledge of the Company Group, the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vii) to the actual knowledge of the Company Group, no stock Transfer Tax, sales Tax, use Tax, real estate Transfer Tax or other similar Tax will be imposed in respect of the Acquisition Merger or otherwise with respect to or as a result of any Transactions,; (viii) to the actual knowledge of the Company Group, none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (xi) no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xiii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

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(b) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

(c) Subject to Section 7.9, the Company is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, other than an action contemplated by this Agreement or any of the Additional Agreements, that would reasonably be expected to prevent or impede the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment.

5.27 Environmental Laws

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining Liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) To the actual knowledge of the Company Group, there are no Hazardous Materials in, on, or under any properties leased or used at any time by the Company Group such as could give rise to any material Liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

5.28 Finders Fee

With respect to the Transactions, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Parent, the Purchaser or any of their Affiliates (including the Company Group following the Closing) upon consummation of the Transactions.

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5.29 Power of Attorney and Suretyships

The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.30 Directors and Officers

Schedule 5.30 sets forth a true, correct and complete list of all directors and senior officers of the Company appointed as of the Signing date and immediately before the Closing Date.

5.31 Certain Business Practices

The Company Group, its officers, directors, and to the actual knowledge of the Company Group, its employees, agents, Representatives or other Persons acting on its behalf, have complied with and are in compliance in all material respects with Anti-Corruption Laws. Neither the Company Group, nor any of its director, officer, Representatives, agent, employee or other Persons acting on behalf of the Company Group (in their capacities as such) has (a) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any material unlawful payment to foreign or domestic Government Officials or employees, to foreign or domestic political parties or campaigns or materially violated any provision of the Foreign Corrupt Practices Act of 1977, or offered, promised, given or authorized the giving of material money or anything else of material value, whether directly or through another Person, to (i) any Government Official or (ii) any other Person with the actual knowledge that all or any portion of the material money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (i) and (ii) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Authority to affect or influence any official act, or otherwise obtaining an improper advantage, (c) made any other material unlawful payment or made or authorized any other Person to make any material payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business, or (d) otherwise materially violated any Anti-Corruption Laws. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since June 30, 2022, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to materially adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding. The Company Group has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

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5.32 Money Laundering Laws

The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the actual knowledge of the Company Group, threatened.

5.33 Not an Investment Company

The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.34 Related Party Transaction

(a) Except for employment relationships, agreements relating to the purchase of the Company’s equity securities and/or the payment of cash or equity compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director or executive officer (or equivalent thereof) of the Company Group has or has had directly or indirectly: (i) an economic interest in any Top Supplier, or (ii) any contractual arrangement with the Company Group, other than indemnity arrangements or directors’ and officers’ liability insurance coverage (each, a “Related Party Transaction”); provided, however, that for clarity, no disclosure shall be required under this Section 5.34(a) with respect to any matter set forth in the foregoing clauses (i) and (ii) involving any portfolio company of any venture capital, private equity, angel or strategic investor in the Company (except to the extent such disclosure would be required pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.) The Company Group have not, since June 30, 2022, (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company Group, or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or legally binding arrangements between the Company Group, on the one hand, and any family member of any director or executive officer (or equivalent thereof) of the Company Group, on the other hand.

(b) Except for Contracts with any Service Providers (including employee offer letters), there are no contracts, side letters, legally binding arrangements or legally binding understandings between the Company Group, on the one hand, and any other Person holding capital of any member the Company Group, on the other hand, which grant or purport to grant any board observer or governance rights.

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5.35 Government Contracts

Except as set forth on Schedule 5.35, none of any member of the Company Group is a party to: (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter contract or blanket purchase agreement between such member of the Company Group, on one hand, and any Authority, on the other hand, or (b) any subcontract or other Contract by which such member of the Company Group has agreed to provide goods or Services through a prime contractor directly to an Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or Services (each of clause (a) and (b), a “Government Contract”), and neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell Products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Government Contract.

5.36 Insurance

Except as would not be material, individually or in the aggregate, to the Company Group: (a) all of the policies of insurance held by, or for the benefit of, the Company Group with respect to policy periods that include the date of this Agreement are in full force and effect, and all premiums due and payable thereon have been paid; and (b) the Company Group has not received any written notice of cancellation or termination of any of such policies or of any material changes that are required in the conduct of the business of the Company Group as a condition to the continuation of coverage under, or renewal of, any of such policies. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has obtained and maintains all insurance policy required to be obtained and maintained by it in accordance with the applicable Law and Order, and all such insurance policies are in full force and effect, and all premiums due and payable thereon have been paid.

5.37 Other Information

Neither this Agreement nor any of the documents or other information made available to the Purchaser Parties or their Affiliates, attorneys, accountants, agents or other Representatives pursuant hereto or in connection with the Purchaser Parties’ due diligence review of the business, assets, capitalization and other matters of the Company Group or the Transactions (including the information supplied or to be supplied by the any Company Group expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Parent’s shareholders with respect to the solicitation of proxies to approve the Transactions) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they were made not misleading. The Company Group has provided the Purchaser Parties with all requested and all material information requested by the Parent Parties, including without limitation (i) the incorporation documents, capitalization and corporate structure, minutes and books of the Company Group, and (ii) the operation and the business conducted by the Company Group.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER PARTIES

Each of the Purchaser Parties hereby represents and warrants to the Company Group that, except as disclosed in the Parent SEC Documents, each of the following representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this ARTICLE VI to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of ARTICLE VI to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Parent on a consolidated basis with its Subsidiaries (for the avoidance of doubt, excluding the Company Group).

6.1 Corporate Existence and Power

The Parent is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. Each of the Purchaser and the Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Purchaser Parties has all requisite power and authority, corporate and otherwise to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted before the Closing.

6.2 Corporate Authorization

The execution, delivery and performance by each of the Purchaser Parties of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the Purchaser Parties of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser Parties and has been duly authorized by all necessary corporate action on the part of the Purchaser Parties to the extent required by their respective Organizational Documents, applicable Laws or any contract to which each of them is a party or by which their securities are bound other than (i) the Required Parent Shareholder Approval (as defined in Section 10.1(e)), (ii) the authorization and approval of the final forms of the BRPM, the CRPM and the Plan of Merger by way of a written resolutions of the board of directors of the Parent, and (iii) the authorization and approval of this Agreement, the Additional Agreements, the BRPM, the CRPM, the Plan of Merger and the Transactions (as applicable) by way of a written special resolution of the sole shareholder of the Merger Sub and the Purchaser. This Agreement has been duly executed and delivered by each of the Purchaser Parties and it constitutes, and upon its execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legal agreement of such Purchaser Party, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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6.3 Governmental Authorization

Other than as required under applicable Laws, neither the execution, delivery nor performance by the Purchaser Parties of this Agreement or any Additional Agreements (to which any of them is a party to) requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority other than applicable filings with the SEC, the BVI Registrar and the Cayman Registrar to consummate the Reincorporation Merger and the Acquisition Merger.

6.4 Non-Contravention

Assuming that the Required Parent Shareholder Approval and the shareholder authorization and approval of the Purchaser and the Merger Sub referred to in Section 6.2 have been obtained, the execution, delivery and performance by the Purchaser Parties or any Additional Agreements (to which any of them is a party to) do not and will not (a) contravene or conflict with the Organizational Documents of any Purchaser Party, or (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon the Purchaser Parties, except, in each case of clauses (a) and (b), for any contravention or conflicts that would not reasonably be expected to have a material adverse effect on the Purchaser Parties.

6.5 Finders’ Fees

Except as disclosed, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Parent, the Purchaser, the Merger Sub or their Affiliates who might be entitled to any fee or commission from any member of the Company Group or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Issuance of Shares

The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser Parties are bound, applicable Law or the Purchaser Parties’ Organizational Documents.

6.7 Capitalization

(a) As of the date hereof, the Parent is authorized to issue a maximum of 111,000,000 shares with no par value, divided into three classes of shares, namely: (i) 100,000,000 Parent Class A Ordinary Shares, (ii) 10,000,000 Parent Class B Ordinary Shares, and (iii) 1,000,000 preferred shares, of which 6,024,500 Parent Class A Ordinary Shares and 1,375,000 Parent Class B Ordinary Share are issued and outstanding as of the date hereof. 627,700 Parent Ordinary Shares are reserved for issuance with respect to the Parent Rights. No other shares or other voting securities of the Parent are issued, reserved for issuance or outstanding. All issued and outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of British Virgin Islands (including the BVI Companies Act), the Parent’s Organizational Documents or any contract to which the Parent is a party or by which the Parent is bound. Except as set forth in the Parent’s Organizational Documents, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of the Parent. There are no outstanding contractual obligations of the Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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(b) At the date of this Agreement, the authorized share capital of the Purchaser is US$71.00 divided into two classes of shares, namely: (i) 500,000,000 Purchaser Class A Ordinary Shares, par value US$0.0000001 per share and (ii) 210,000,000 Purchaser Class B Ordinary Shares, par value US$0.0000001 per share, of which one (1) Purchaser Class A Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of the Purchaser is issued, reserved for issuance or outstanding. All issued and outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of Cayman Islands (including the Cayman Companies Act), the Purchaser’s Organizational Documents or any contract to which the Purchaser is a party or by which the Purchaser is bound. Except as set forth in the Purchaser’s Organizational Documents, there are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any Purchaser Ordinary Shares or any capital equity of the Purchaser. There are no outstanding contractual obligations of the Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(c) At the date of this Agreement, the authorized share capital of the Merger Sub is US$5.00 divided into 50,000 ordinary shares, par value US$0.0001 per share (the “Merger Sub Ordinary Shares”) of which one (1) Merger Sub Ordinary Share is issued and outstanding as of the date hereof. No other shares or other voting securities of the Merger Sub are issued, reserved for issuance or outstanding as of the date hereof. No other shares or other voting securities of the Merger Sub is issued, reserved for issuance or outstanding. All issued and outstanding ordinary shares of the Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any simi-lar right under any provision of the Laws of Cayman Islands (including the Cayman Companies Act), the Organizational Documents of the Merger Sub or any contract to which the Merger Sub is a party or by which the Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of the Merger Sub to repurchase, redeem or otherwise acquire any ordinary shares of the Merger Sub or any capital equity of the Merger Sub. There are no outstanding contractual obligations of the Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.8 Information Supplied

None of the information supplied or to be supplied by the any Purchaser Party expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the Parent’s shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Parent or that is included in the Parent SEC Documents). No material information provided by any Purchaser Party to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the Parent public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements there-in, in light of the circumstances in which they were made, not misleading.

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6.9 Trust Fund

As of the Signing Date, the Parent has at least US$55,000,000 in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account located in the United States maintained by Continental Stock Transfer & Trust Company, LLC (the “Trustee”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or, to the Parent’s actual knowledge, that would entitle any Person (other than the public shareholders holding Parent Class A Ordinary Shares sold in the Parent’s IPO who shall have elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent’s Organizational Documents) to any portion of the funds in the Trust Account, except as otherwise disclosed. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the Parent and the Investment Management Trust Agreement. The Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the actual knowledge of the Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the Signing Date, there are no claims or proceedings pending with respect to the Trust Account, except as disclosed in the Parent SEC Documents. Since the consummation of the Parent’s IPO, the Parent has not released any money from the Trust Account (other than as permitted by the Investment Management Trust Agreement and the IPO Prospectus, including in connection with the Parent Shares Redemption). Except as otherwise disclosed, upon the consummation of the Transactions, the Parent shall have no further obligation under either the Investment Management Trust Agreement or the Organizational Documents of the Parent to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms.

6.10 Listing

As of the date hereof, the Parent Units and Parent Class A Ordinary Shares are listed on the Nasdaq Capital Market, with trading symbols “BSAAU,” and “BSAA,” respectively. From the Signing Date through the Closing, the Parent shall use commercially reasonable efforts to ensure the Parent remains listed as a public company on Nasdaq.

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6.11 Board Approval

Each of the board of directors of the Parent (including any required committee or subgroup of such boards), the sole director of the Purchaser and the sole director of the Merger Sub have, as of the Signing Date, has unanimously (a) declared the advisability of the Transactions, (b) determined that the Transactions are in the best interests of the shareholders of the Purchaser Parties, as applicable, and (c) solely with respect to the board of directors of the Parent, determined that the Transactions constitutes a “Business Combination” as such term is defined in the Parent’s Organizational Documents.

6.12 Parent SEC Documents and Financial Statements

(a) The Parent has filed or furnished all statements and other documents required to be filed by it with the SEC since June 16, 2025, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Documents”). None of the Parent SEC Documents, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents (collectively, the “Parent Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the Parent as of the dates thereof and the results of operations of the Parent for the periods reflected therein. The Parent Financial Statements (i) were prepared from the Books and Records of the Parent; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Parent’s financial condition as of their dates.

(c) As at June 30, 2025, except as disclosed in the Parent SEC Documents and the Parent Financial Statements, (i) the Parent has no other Liabilities, (ii) there are no Parent Ordinary Shares held, directly or indirectly, by the Sponsor or its Affiliates and there are no other rights held by the Parent in connection with such Parent Ordinary Shares. As at the Closing Date, except as disclosed in the Parent SEC Documents and the Parent Financial Statements or as set forth in Schedule 6.12(c) to be delivered by the Parent to the Company on the Closing Date, (i) the Parent has no other material Liabilities in an amount exceeding $50,000, (ii) there are no Parent Ordinary Shares held, directly or indirectly, by the Sponsor or its Affiliates and there are no other rights held by the Parent in connection with such Parent Ordinary Shares.

6.13 Litigation

As of the date hereof, there is no Action pending against the Purchaser Parties that affects any of their assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements other than as would not, individually or in the aggregate, have a material adverse effect on the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement or any of the Additional Agreements.

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6.14 Compliance with Laws

No Purchaser Party is in violation of, has violated, under investigation with respect to any material violation or alleged violation of, any Law, or judgment, Order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and no Purchaser Party has previously received any subpoenas by any Authority. The operations of the Purchaser Parties are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser Parties with respect to the Money Laundering Laws is pending or, to the actual knowledge of the Purchaser Parties, threatened.

6.15 Not an Investment Company

The Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.16 Tax Matters

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement or any Additional Agreement, (a) each Purchaser Party has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (b) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (c) , all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (d) there is no Action, pending or proposed in writing or, to the actual knowledge of the Purchaser Parties, threatened, with respect to Taxes of the Purchaser Parties or for which a Lien may be imposed upon any of the Purchaser Parties’ assets; (e) no statute of limitations in respect of the assessment or collection of any Taxes of the Purchaser Parties for which a Lien may be imposed on the Purchaser Parties’ assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (f) to the actual knowledge of the Purchaser Parties, the Purchaser Parties complied with, in all material respects, all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Purchaser Parties; (g) none of the assets of the Purchaser Parties is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (h) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Purchaser Parties; (i) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Purchaser Parties; (j) no claim has been made by a Taxing Authority in a jurisdiction where any Purchaser Party has not paid any tax or filed Tax Returns, asserting that any Purchaser Party is or may be subject to Tax in such jurisdiction; (k) there is no outstanding power of attorney from any Purchaser Party authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (l) no Purchaser Party is, nor it has never been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (m) no Purchaser Party is currently, nor it has ever been, included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Purchaser Parties.

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ARTICLE VII
COVENANTS OF THE COMPANY GROUP AND THE PURCHASER PARTIES PENDING CLOSING

Each of the Company Group and the Purchaser Parties covenants and agrees that:

7.1 Conduct of the Business

(a) From the Signing Date through the Closing Date, each party shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable) consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the Signing Date until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld), the Company and the Purchaser Parties shall not (in terms of the Company Group, exclusive of any transactions during its ordinary course of business or relating to its business plan that has been disclosed to the Purchaser Parties as of the Signing Date):

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) create, authorize or issue any shares or other securities of the Company (including Company Share Rights) or of the Purchaser Parties (including Parent Rights) , or date, adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any changes in respect of any shares or other equity or voting securities of the Company or the Purchaser Parties other than (a) pursuant to this Agreement and the ODI Shares Subscription Agreement or (b) that the Company may issue the Additional Shares following the date hereof in exchange for cash, provided that, the Parent may redeem, repurchase or cancel its securities in accordance with its Organizational Documents;

(iii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the Purchaser Parties, which involve payments in excess of US$2,000,000;

(iv) modify, amend or enter into any Contract, agreement, license or, commitment, which obligates the payment of more than US$2,000,000 (individually or in the aggregate);

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(v) make any capital expenditures in excess of US$2,000,000 (individually or in the aggregate), except for in the ordinary course of business consistent with past practice;

(vi) sell, lease, license or otherwise dispose of any of the Company Group’s or the Purchaser Parties’ assets or assets covered by any Contract except (i) pursuant to existing Contracts or commitments disclosed herein or (ii) not exceeding US$2,000,000;

(vii) abandon or permit to lapse any material Intellectual Property Right;

(viii) accept refunds of Services sold except in the ordinary course, consistent with past practice;

(ix) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate);

(x) enter into any new employment or compensatory agreements, or terminate any such agreements, with any employee of the Company Group or the Purchaser Parties other than the hiring or termination of employees with a per employee aggregate annual compensation of less than US$500,000;

(xi) obtain or incur any loan or other Indebtedness in excess of US$2,000,000 or assume, guarantee, or otherwise become responsible for or the obligations of any Person for Indebtedness, including drawings under the Company Group’s or the Purchaser Parties’ existing lines of credit;

(xii) suffer or incur any Lien on the Company Group’s or the Purchaser Parties’ assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xiii) suffer any damage, destruction or loss of property related to any of the Company Group’s or the Purchaser Parties’ assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceeds US$2,000,000;

(xiv) merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the Reincorporation Merger or the Acquisition Merger;

(xv) suffer any insurance policy protecting any of the Company Group’s or the Purchaser Parties’ assets with an aggregate coverage amount in excess of US$2,000,000 to lapse;

(xvi) commence, settle, release, waive or compromise any Action of or against any member of the Company Group or the Purchaser Parties for an amount in excess of US$2,000,000;

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(xvii) adopt or enter into a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any member of the Company Group or the Purchaser Parties;

(xviii) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any assets other than in the ordinary course of business consistent with past practice;

(xix) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding US$2,000,000;

(xx) make or change any material Tax election or change any annual Tax accounting periods;

(xxi) issue, sell, transfer, pledge, dispose of, place any Lien, redeem or repurchase any shares or other equity or voting securities of any member of the Company Group or the Purchaser Parties, or issue or grant any securities exchangeable for or convertible into any shares or other equity or voting securities of any member of the Company Group or the Purchaser Parties, other than in accordance with this Agreement;

(xxii) make, change or revoke any material Tax election, amend any Tax Return, enter into any closing agreement or seek any ruling from any Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Authority, enter into any Tax sharing, allocation, indemnity or other similar agreement, or incur any material amount of Taxes, in each case, outside of the ordinary course of business consistent with past practice;

(xxiii) take any action, or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Acquisition Merger from qualifying for the Acquisition Intended Tax Treatment;

(xxiv) take any action, or fail to take any action, where such action or failure to act could reasonably be expected to prevent the Reincorporation Merger from qualifying for the Reincorporation Intended Tax Treatment;

(xxv) with respect to the Purchaser Parties, disclose or agree to disclose to any Person (other than the Purchaser Parties or any of their officers, directors, Affiliates, managers, consultants, employees, or other Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

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(xxvi) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries or the Purchaser Parties, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any material Permits required for the conduct of the business of the Company or any of the Company’s Subsidiaries or the Purchaser Parties; or

(xxvii) undertake any legally binding obligation to do any of the foregoing.

(b) From the Signing Date through the Closing Date, the Parent shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the Transactions. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the Transactions, without the other party’s prior written consent (which shall not be unreasonably withheld), the Purchaser Parties shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the Parent.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time. From the Signing Date through the earlier of (x) termination of this Agreement in accordance with ARTICLE XIII and (y) the Closing, other than in connection with the Transactions, neither the Company Group, on the one hand, nor the Purchaser Parties, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, Representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (1) encourage, solicit, initiate, engage, participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (2) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, or cooperate with any Person in any way that would reasonably be expected to lead to any Alternative Transaction, (3) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide or cause to provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction, (4) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (5) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Each party shall, and shall cause its Subsidiaries and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser Parties and their respective Subsidiaries (other than the Transactions): (I) any merger, conversion, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (II) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business or, with respect to the Parent, in connection with any redemption of the Parent’s outstanding securities pursuant to its Organizational Documents) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the Purchaser Parties (other than, with respect to the Parent, in connection with any redemption of the Parent’s outstanding securities pursuant to its Organizational Documents) in a single transaction or series of transactions. In the event that there is an unsolicited proposal from any Person for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser Parties or any of their respective Representatives or agents (each, an “Alternative Proposal”) at any time prior to the Closing or termination of this Agreement, such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) notify and advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Company Group and the Purchaser Parties shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section by a party or any of its Subsidiaries or its or their respective affiliates shall be deemed to be a breach of this Section by such party.

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7.2 Access to Information

From the Signing Date until and including the Closing Date, the Company and the Purchaser Parties shall, and the Company shall procure each other members of the Company Group to, to the best of their abilities, (a) continue to give the other party, its legal counsel and other Representatives full access to the offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and other Representatives such information relating to the business of the Company Group or the Purchaser Parties as such Persons may request and (c) cause its respective employees, legal counsel, accountants and Representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the Purchaser Parties and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the Purchaser Parties. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events

Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or that the Transactions might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the Purchaser Parties or any of the Company Group’s or the Purchaser Parties’ assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s actual knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Effect with respect to any member of the Company Group or a material adverse change with respect to any Purchaser Party; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings

(a) The Company Group acknowledges that:

(i) the Parent’s shareholders must approve the Transactions prior to the Acquisition Merger contemplated hereby being consummated and that, in connection with such approval, the Parent must call an extraordinary general meeting of its shareholders requiring the Parent to prepare and file with the SEC a Proxy Statement and Registration Statement (as defined in Section 9.5(a));

(ii) the Purchaser Parties will be required to file quarterly and annual reports that may be required to contain information about the Transactions; and

(iii) the Parent will be required to file a Form 8-K to announce the Transactions and other significant events that may occur in connection with such Transactions.

(b) In connection with any filing the Purchaser Parties and the Company Group make with the SEC that requires information about the Transactions, the Company Group will, and will use its commercially reasonable efforts to cause its Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their commercially reasonable efforts to (i) cooperate with the Purchaser Parties, (ii) respond to questions about the Company Group required in any filing or requested by the SEC, and (iii) provide any information reasonably requested by the Purchaser Parties in connection with any filing with the SEC.

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(c) The Company Group acknowledges that a substantial portion of the filings with the SEC and mailings to each Purchaser Party’s stockholders or shareholders with respect to the Proxy Statement and the Registration Statement, as applicable, shall include disclosure regarding the Company Group and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide the Purchaser Parties with such information as shall be reasonably requested by the Purchaser Parties for inclusion in or attachment to the Proxy Statement and the Registration Statement, as applicable, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company Group and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement and the Registration Statement, and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall, and shall procure other members of the Company Group to, cause their managers, directors, officers and employees to be reasonably available to the Purchaser Parties and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information

(a) By no later than December 31, 2025, the Company shall deliver to the Purchaser Parties (i) audited consolidated financial statements of the Company Group as of and for the fiscal years ended June 30, 2023 and 2024, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12)-month period ended on such dates, and the audited consolidated cash flow statements for the twelve (12)-month period ended on such dates, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Audited Financials”) and (ii) reviewed consolidated financial statements of the Company Group as of and for the six (6)-month period ended December 31, 2024, consisting of the reviewed consolidated balance sheets as of such date, the reviewed consolidated income statements for the six (6)-month period ended on such date, and the reviewed consolidated cash flow statements for the six (6)-month period ended on such date, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “Reviewed Financials”). The Audited Financials and Reviewed Financials shall be (i) prepared from the Books and Records of the Company Group; (ii) prepared on an accrual basis in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company Group’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company Group with respect to the periods then ended. The Audited Financials and Reviewed Financials will be complete and accurate and fairly present and reflect, in all material respects, the financial position of the Company Group as of the dates thereof and the results of operations and cash flows of the Company Group as of the date thereof and for the periods reflected therein and will be audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) for public companies. The auditors engaged to audit the Audited Financials and review the Reviewed Financials shall be an independent registered public accounting firm within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. The Company will provide additional financial information as reasonably requested by the Purchaser Parties for inclusion in any filings to be made by the Purchaser Parties with the SEC which the Company shall cause such information to be reviewed or audited by the Company Group’s auditors as required by SEC or its rules and regulations or reasonably requested by the Purchaser Parties.

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(b) Each of the consolidated balance sheets of the Company Group, in the case of documents that will be filed with the SEC after the Signing Date, will fairly present, the consolidated financial position of the Company Group as of its date, and each of the consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of the Company Group, in the case of documents to be filed with the SEC after the Signing Date, will fairly present, the consolidated results of operations, accumulated deficit and cash flows, as applicable, for the periods set forth therein (subject, in the case of unaudited financial statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case, in accordance with U.S. GAAP during the periods presented, except as may be disclosed therein or in the notes thereto (or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). At the time each such financial statement is filed, such financial statement will comply in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

7.6 Trust Account

The Company acknowledges that the Purchaser Parties shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and for the payment of (a) all amounts payable to shareholders of the Parent holding the Parent Units or Parent Ordinary Shares who shall have validly redeemed their Parent Units or Parent Ordinary Shares upon acceptance by the Parent of such Parent Units or Parent Ordinary Shares, (b) the expenses of the Purchaser Parties to the third parties to which they are owed and (c) the remaining monies in the Trust Account to the Purchaser Parties. Except as otherwise expressly provided in the Investment Management Trust Agreement, the Purchaser Parties shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification

The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the Persons as listed in Exhibit H (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the Signing Date, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the Purchaser Parties in effect on the Signing Date and disclosed in Schedule 7.7(a) of the Parent Disclosure Schedule, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law for a period of six (6) years after the Reincorporation Effective Time (in the case of the Reincorporation Surviving Corporation) and six (6) years after the Effective Time (in the case of the Surviving Corporation), as the case may be (the “D&O Indemnification Period”), and for the respective D&O Indemnification Period, the Reincorporation Surviving Corporation shall cause the Organizational Documents of the Reincorporation Surviving Corporation and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the Signing Date in the Organizational Documents of the Purchaser Parties to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective successors and heirs.

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7.8 No Trading

The Company Group acknowledges and agrees that it is aware, and that directors and officers of the Company Group have been made aware, of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of the Parent in violation of such Laws, or cause or encourage any Person to do the foregoing.

7.9 Tax Treatment

As soon as practical after the Signing Date, the Company shall cause its U.S. federal income tax counsel to review this Agreement, the Additional Agreements, and the Transactions as contemplated herein to determine whether the Acquisition Merger is expected to qualify for the Acquisition Intended Tax Treatment, and the Company shall notify Parent in writing of its conclusion, reached in consultation with such tax counsel, in this respect. The covenants and other provisions herein requiring the treatment and reporting of the Acquisition Merger, including actions of the parties, to be consistent with the Acquisition Intended Tax Treatment shall not be effective unless the Company determines, with advice of such tax counsel, that the Acquisition Merger is expected to qualify for the Acquisition Intended Tax Treatment.

ARTICLE VIII

COVENANTS OF THE COMPANY GROUP

The Company agrees that:

8.1 Reporting and Compliance with Laws

From the Signing Date through the Closing Date, the Company shall, and shall procure other members of the Company Group to, duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects to all applicable Laws and Orders.

8.2 Efforts to Obtain Consents

The Company shall use, and shall cause each other member of the Company Group to use, its commercially reasonable efforts to obtain each relevant third party consent (other than those Consents that would not result in a Material Adverse Effect or impair the Company’s ability to close the transactions contemplated by this Agreement) to the transaction hereunder and under the Additional Agreements as promptly as practicable hereafter.

8.3 CSRC Filings

The Company shall use, and shall cause each other member of the Company Group to use, its commercially reasonable efforts to keep current and timely file all necessary documents required by the CSRC and otherwise comply in all material respects with its filing obligations under the CSRC Trial Rules and other applicable Laws (if any).

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8.4 ODI Filings

The Company shall use, and shall cause each other member of the Company Group to use, its commercially reasonable efforts to assist the ODI Shareholders to complete the ODI Filings.

8.5 SAFE Registration

The Company shall use, and shall cause each other member of the Company Group to use, its respective commercially reasonable efforts to assist in the preparation of any required applications to SAFE by holders of the Parent Securities who are PRC residents for the registration of their respective holdings (whether direct or indirect) of the Purchaser Ordinary Shares in accordance with the requirements of applicable SAFE Rules and Regulations and provide such holders of the Parent Securities with such information relating to the Company Group as is required for any such applications.

8.6 Future Issuance of Company Shares

Promptly after the completion of the ODI Filings, the Company shall issue Company Shares pursuant to the relevant ODI Shares Subscription Agreement.

8.7 Annual and Interim Financial Statements

From the Signing Date through the Closing Date, (a) within ninety (90) calendar days following the end of each six-month half year period, the Company Group shall deliver to the Purchaser Parties, reviewed (i) consolidated balance sheets as of such dates,(ii) consolidated income statements for the six (6) month periods ended on such dates, and (iii) consolidated cash flow statements for the six (6) month periods ended on such dates, and (b) within four months following the end of each fiscal year, the Company Group shall deliver to the Purchaser Parties, audited (i) consolidated balance sheets as of such dates,(ii) consolidated income statements for the years ended on such dates, and (iii) consolidated cash flow statements for the years ended on such dates, all prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board, except for those of the financial year ended June 30, 2025, which shall be delivered to the Purchaser Parties within six months following June 30, 2025.

8.8 Employees of the Company and the Manager

Each of the Key Personnel shall, as a condition to their continued employment with the Company Group, have executed and delivered to the Company Group an employment agreement for a service period of no less than one year (each an “Employment Agreement”).

8.9 Company Shareholder Approval

The Company shall take all action necessary to obtain the Requisite Company Vote within five (5) Business Days after the effectiveness of the Registration Statement, including convening an extraordinary general meeting of its shareholders or obtaining written consent from all of its shareholders.

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8.10 Purchaser Incentive Plan

The Company shall prepare the Purchaser Incentive Plan in the form and substance that are reasonably satisfactory to the Parent and the Purchaser. The Purchaser Incentive Plan shall provide that, among other things, the equity awards for Purchaser Class A Ordinary Shares representing 17.65% of the outstanding Purchaser Ordinary Shares (on fully diluted, as converted and as exchanged basis) as of immediately following the Closing would initially be available for grant under the Purchaser Incentive Plan immediately after the Closing.

8.11 Convertible Instrument

The Company shall obtain an executed agreement from each holder of convertible notes or other convertible instruments that are convertible into shares of the Company (collectively, the “Convertible Instruments”), acknowledging and agreeing as follows:

(a) The issuance of the number of shares in the Company shall constitute full and final satisfaction of all obligations owed by the Company under the specified Convertible Instrument.

(b) Upon issuance and receipt of the shares, all obligations of the Company under the respective Convertible Instruments shall be deemed fully satisfied, and such instruments shall be terminated in their entirety.

8.12 Covenant Not to Sue

The Company and the Purchaser Parties shall not, and the Company shall ensure that each member of the Company Group not to, bring any claim before any court, arbitrator or other tribunal in any jurisdiction, whether as a claim, a cross-claim, counterclaim, or otherwise, against any current or prior advisor, director, shareholder or officer of the Company Group or the Purchaser Parties.

8.13 Additional Information

The Company shall, and shall cause each other member of the Company Group to, provide to the Purchaser Parties all additional necessary information in connection with the Transaction as reasonably requested by the Parent prior to Closing.

ARTICLE IX

COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Efforts; Further Assurances

Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the Transactions. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions.

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9.2 Tax Matters

(a) Each of the Parent, the Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Reincorporation Intended Tax Treatment and Acquisition Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with the its Tax Return for the applicable taxable year), and shall take no position for U.S. federal income tax purposes inconsistent with the Reincorporation Intended Tax Treatment and Acquisition Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority in connection with an audit.

(b) Notwithstanding anything to the contrary contained herein, all Transfer Taxes shall be paid by the Parent. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(c) In the event the SEC requires a tax opinion regarding the Reincorporation Intended Tax Treatment, the Parent will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to the Parent. Each party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding any provision herein, Loeb & Loeb LLP shall not be responsible for any opinion regarding the Acquisition Merger.

(d) Within one hundred twenty (120) days after the end of the Purchaser’s current taxable year and each subsequent taxable year of the Purchaser for which the Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), the Purchaser shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of the Purchaser as of immediately prior to the Effective Time. If the Purchaser determines that it (or any of its Non-U.S. Subsidiaries) was, or could reasonably be deemed to have been, a PFIC in such taxable year, the Purchaser shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable the Purchaser shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States Persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to the Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.2(d), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) two (2) years after the end of the Purchaser’s current taxable year or (y) such time as the Purchaser has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

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9.3 Settlement of the Purchaser Parties’ Liabilities

Concurrently with the Closing, all outstanding Liabilities of the Purchaser Parties shall be settled and paid in full and all outstanding of out-of-pocket expenses reasonably incurred by the Purchaser’s, the Merger Sub’s or the Parent’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination, shall be settled and reimbursed in full.

9.4 Compliance with SPAC Agreements

The Company and the Purchaser Parties shall, and the Company shall cause each other member of the Company Group to, comply with each of the applicable agreements entered into in connection with the IPO, including that certain registration rights agreement dated as of June 12, 2025 by and between the Parent and the investors named therein.

9.5 Registration Statement

(a) As promptly as practicable after the date hereof, the Purchaser and the Company shall prepare and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Class A Ordinary Shares to be issued in the Reincorporation Merger and the Acquisition Merger, which Registration Statement will also contain a proxy statement of the Parent (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Parent’s shareholders for the matters to be acted upon at the Parent Special Meeting and providing the public shareholders of the Parent an opportunity in accordance with the Parent’s Organizational Documents and the IPO Prospectus to have their Parent Ordinary Shares redeemed in conjunction with the shareholder vote on the Parent Shareholder Approval Matters as defined below (the “Parent Shares Redemption”). The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Parent’s shareholders to vote, at an extraordinary general meeting of the Parent’s shareholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Reincorporation Merger and the Acquisition Merger, by the holders of the Parent Ordinary Shares in accordance with the Parent’s Organizational Documents, BVI Companies Act, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) adoption of the Purchaser Incentive Plan, (iii) such other matters as the Company Group and the Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation Merger, the Acquisition Merger and the other Transactions (the approvals described in foregoing clauses (i) through (iii), collectively, the “Parent Shareholder Approval Matters”), and (iv) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of the Parent. If on the date for which the Parent Special Meeting is scheduled, the Parent has not received proxies representing a sufficient number of shares to obtain the Required Parent Shareholder Approval (as defined below), whether or not a quorum is present, the Parent may make one or more successive postponements or adjournments of the Parent Special Meeting; provided that, without the consent of the Company, in no event shall the Parent adjourn the Parent Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Closing Date. In connection with the Registration Statement, the Parent and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Parent’s Organizational Documents, BVI Companies Act, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The Purchaser and the Company shall cooperate in the preparation of the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the Purchaser Parties with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The Parent shall provide such information concerning the Parent and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Parent shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The Purchaser and the Company will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Reincorporation Merger, the Acquisition Merger and the Transactions.

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(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, the Parent and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Parent shall cause the Proxy Statement to be disseminated to the Parent’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Parent’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, the Parent shall distribute the Proxy Statement to the Parent’s shareholders in material compliance with applicable Law, and, pursuant thereto, shall call the Parent Special Meeting in accordance with the Parent’s Organizational Documents, the BVI Companies Act and the rules and regulations of the SEC and Nasdaq for a date no later than thirty five (35) Business Days following the effectiveness of the Registration Statement.

9.6 Confidentiality

Except as necessary to complete the Proxy Statement and Registration Statement, the Company (and the Company shall procure that other members of the Company Group), on the one hand, and the Purchaser Parties, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its Representatives in connection with the Transactions (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Registration Statement.

9.7 New Regulation Filing

Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete all applicable filings with respect to the Transactions, pursuant to the CSRC Trial Rules.

9.8 Listing Status

(a) The Purchaser Parties shall use their respective commercially reasonable efforts to ensure the Parent remains listed on Nasdaq prior to the Closing Date. In the event that the Parent fails to satisfy any Nasdaq continued listing requirement or is delisted from Nasdaq prior to the Closing Date for any reason, the Purchaser Parties shall use their respective best efforts to ensure there is no material negative impact on the Reincorporation Surviving Corporation’s Nasdaq listing resulting from such loss of listing status.

(b) Provided that there is no breach of this Section 9.8(a) the Company agrees that it shall not terminate this Agreement pursuant to Section 13.2(b) solely on the basis of the Parent’s loss of listing status.

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ARTICLE X

CONDITIONS TO CLOSING

10.1 Condition to the Obligations of the Parties

The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The Reincorporation Merger shall have been consummated and the applicable certificates, the BRPM and the CRPM shall have been filed and registered in the appropriate jurisdictions.

(d) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) The Parent Shareholder Approval Matters that are submitted to the vote of the shareholders of the Parent at the Parent Special Meeting in accordance with the Proxy Statement and the Parent’s Organizational Documents shall have been approved by the requisite vote of the shareholders of the Parent at the Parent Special Meeting in accordance with the Parent’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Parent Shareholder Approval”).

(f) This Agreement, the Plan of Merger and the transactions contemplated hereby and thereby, including the Reincorporation Merger and the Acquisition Merger, shall have been authorized and approved by the holders of Company Shares constituting the Requisite Company Vote in accordance with the Cayman Companies Act and the Company’s Organizational Documents.

10.2 Conditions to Obligations of the Purchaser Parties

The obligation of the Purchaser Parties to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser Parties’ sole and absolute discretion, of all the following further conditions:

(a) The Company Group shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

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(b) All of the representations and warranties of the Company Group contained in ARTICLE V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the Signing Date except as provided in the Company Disclosure Schedule pursuant to ARTICLE V, and (ii) be true and correct as of the Closing Date except as provided in the Company Disclosure Schedule pursuant to ARTICLE V (if the representation and warranties that speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the Company Group, regardless of whether it involved a known risk.

(d) All Company Group Consents (other than those Consents that would not result in a Material Adverse Effect or impair the Company’s ability to close the transactions contemplated by this Agreement) have been obtained, and no such consent shall have been revoked.

(e) The Purchaser Parties shall have received a certificate signed an authorised officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.

(f) The Purchaser Parties shall have received (i) a copy of memorandum and articles of association of the Company as in effect as of the Closing Date, (ii) a copy of the certificate of incorporation of the Company, (iii) the copies of resolutions duly adopted by the board of directors of the Company and by the Requisite Company Vote of the Company Shareholders authorizing this Agreement and the Transactions, and (vi) a recent certificate of good standing as of a date no earlier than thirty (30) days prior to the Closing Date regarding the Company from the jurisdiction in which the Company is incorporated.

(g) The Purchaser Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to the Purchaser Parties, and no such Governmental Approval shall have been revoked.

(h) The Key Personnel shall have executed the Employment Agreements, and the same shall be in full force and effect.

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(i) The Purchaser Parties shall have received a Company Disclosure Schedule updated (if applicable) as of the Closing Date.

(j) The Purchaser Parties shall have received duly executed opinions from the Company’s Cayman Islands counsel and PRC counsel in form and substance reasonably satisfactory to the Purchaser Parties, addressed to the Purchaser Parties and dated as of the Closing Date.

(k) The Purchaser Parties shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

(l) The Purchaser Parties shall have received a copy of each of the Additional Agreements duly executed by all parties thereto, other than the Parent, the Purchaser, the Merger Sub or the Company.

(m) The ODI Shareholders shall have completed the ODI Filings (as evidenced by the receipt of the ODI registration certificates and filing proofs issued by competent Authorities).

(n) The Company shall have issued Company Shares to the ODI Shareholders as stipulated pursuant to the ODI Shares Subscription Agreements.

(o) The Company shall acknowledge in writing its succession of the existing indemnification agreements and other agreements entered into by the Purchaser Parties and the D&O Indemnified Parties as set out in Section 7.7.

10.3 Conditions to Obligations of the Company

(a) The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(b) The Purchaser Parties shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(c) All of the representations and warranties of the Purchaser Parties contained in ARTICLE VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the Signing Date and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a material adverse effect.

(d) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a material adverse effect on the Purchaser Parties, regardless of whether it involved a known risk.

(e) The Company shall have received a certificate signed by an authorized officer of Purchaser Parties to the effect set forth in clauses (a) through (c) of this Section 10.3.

(f) From the Signing Date until the Closing, the Purchaser Parties shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the Purchaser Parties.

(g) The Purchaser Parties shall have executed and delivered to the Company each Additional Agreement to which any of them is a party.

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(h) The Parent Shares Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.

(i) The directors designated by the Company shall have been appointed to the board of directors of the Reincorporation Surviving Corporation, effective as of the Closing.

(j) The Purchaser Ordinary Shares to be issued in connection with the Closing shall be conditionally approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance thereof.

ARTICLE XI

SURVIVAL

11.1 Survival of Representations, Warranties and Covenants

Subject to Exhibit I, the representations, warranties and covenants of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall not survive the Closing.

ARTICLE XII

DISPUTE RESOLUTION

12.1 Arbitration

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, or performance of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to arbitration before one arbitrator (the “Arbitrator”). The arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, or performance of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The Laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the Laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which Laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

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(d) The arbitration shall be held in New York City, the State of New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have the right to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding to the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York City, the State of New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the Person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

12.2 Waiver of Jury Trial; Exemplary Damages

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

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(b) Each of the parties to this Agreement acknowledges that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledges that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XIII

TERMINATION

13.1 Termination

(a) In the event that the Financial Statements have not been delivered by December 31, 2025, the Purchaser Parties on the one hand, and the Company, on the other hand, shall have the right, at their or its sole option, to terminate this Agreement without liability to the other party. Such right may be exercised by the Purchaser Parties or the Company, as the case may be, with a written notice to the other party at any time after December 31, 2025 and prior to the Closing Date and prior to the date when the Registration Statement is filed with the SEC.

(b) This Agreement may be terminated at any time prior to the Closing Date by mutual agreement of the Purchaser Parties and the Company.

(c) In the event that the Closing has not occurred by the earlier of June 13, 2027 and the commencement of the Parent’s liquidation, insolvency, wind-up or dissolution (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), the Purchaser Parties on the one hand, or the Company, on the other hand, as the case may be, shall have the right, at their or its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by the Purchaser Parties or the Company, as the case may be, by giving written notice to the other party at any time after the Outside Closing Date.

(d) This Agreement may be terminated at any time prior to the Closing Date by either the Purchaser Parties or the Company in the event that the Transaction is rejected by the CSRC pursuant to the CSRC Trial Rules.

(e) This Agreement may be terminated by either party if any Authority in the United States or other applicable non-U.S. jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Reincorporation Merger and the Acquisition Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Reincorporation Merger and the Acquisition Merger. Such right may be exercised by the Purchaser Parties or the Company, as the case may be, by giving written notice to the other party(ies).

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13.2 Termination Upon Default

(a) The Purchaser Parties may terminate this Agreement by giving a written notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations the Purchaser Parties may have, if the Company shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the Plan of Merger or the Transactions fail to be authorized or approved by the Company Shareholders and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving a written notice to any Purchaser Party on or prior to the Closing Date, without prejudice to any rights or obligations the Company may have, if any Purchaser Party shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date or this Agreement, the BRPM, the CRPM, the Plan of Merger or the Transactions fail to be authorized or approved by the respective shareholder(s) of the Purchaser Parties and such breach shall not be cured within fifteen (15) days following receipt by such Purchaser Party(s) of a notice describing in reasonable detail the nature of such breach.

13.3 Effect of Termination

In the event of the termination of this Agreement pursuant to Section 13.1 or 13.2, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made and this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, or such party and its Affiliates’ Representatives, other than liability of any party hereto for (a) any Fraud Claims against such party, or (b) intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 9.6 (Confidentiality) and ARTICLE XI (Survival), ARTICLE XII (Dispute Resolution), ARTICLE XIII (Termination) and ARTICLE XIV (Miscellaneous) (collectively, the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions shall in each case survive any termination of this Agreement.

13.4 Waiver

Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

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ARTICLE XIV

MISCELLANEOUS

14.1 Notices

Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 p.m. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00 p.m. on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

HDEDUCATION GROUP LIMITED

8th Floor, Time Plaza (New Era Plaza Phase II)

Taizi Road, Shekou, Nanshan District

Shenzhen, China

Attn: Wei Wang

Email: waywang@hdedu.com

with a copy to (which shall not constitute notice):

Morrison & Foerster

33/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Xiaoxi Lin

Email: xlin@mofo.com

if to any of the Parent, the Purchaser and the Merger Sub:

BEST SPAC I Acquisition Corp.

701, 7/Floor

United Building

17-19 Jubilee Street

Hong Kong

Attn: Secretary

Email: admin@naoda.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Giovanni Caruso

Email: gcaruso@loeb.com

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14.2 Amendments; No Waivers; Remedies

(a) This Agreement cannot be amended, except by a writing signed by each of the Purchaser Parties (prior to the Reincorporation Effective Time) and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

14.3 Arm’s Length Bargaining; No Presumption Against Drafter

This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

14.4 General Release of Claims

The Company shall cause the Company Shareholders to unconditionally and irrevocably release and forever discharge, effective as of the Closing Date, and conditioned upon payment of the Closing Payment Shares, the Company Group and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, Liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company Group which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of Law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other Liabilities of the Company Group to its shareholders; provided that the foregoing shall not constitute a release of claims or any other matter with respect to any of the rights of the Company Shareholders under or pursuant to written commercial Contracts with the Company Group as set forth in the Company Disclosure Schedule.

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14.5 Publicity

Except as required by Law and except with respect to the Parent SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of other parties hereto. If a party is required to make such a disclosure as required by Law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

14.6 Expenses

Each party shall bear its own costs and expenses in connection with this Agreement and the Transactions, unless otherwise specified herein, provided that if the Closing occurs, costs and expenses incurred by the parties which are outstanding at the Closing shall be borne by the Reincorporation Surviving Corporation.

14.7 No Assignment or Delegation

No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

14.8 Governing Law

This Agreement shall be construed in accordance with and governed by the Laws of the State of New York, without giving effect to the conflict of laws principles thereof.

14.9 Counterparts; Facsimile Signatures

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

14.10 Disclosure Schedule

The Company Disclosure Schedule and the Parent Disclosure Schedule (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Company Disclosure Schedule and the Parent Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Certain information set forth in the Company Disclosure Schedule and the Parent Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Company Disclosure Schedule and the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Material Adverse Effect on the Company Group or a material adverse effect on the Purchaser Parties.

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14.11 Entire Agreement

This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any Person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

14.12 Severability

A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

14.13 Construction of Certain Terms and References; Captions

In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

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(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the actual knowledge” or “knowledge” of the Company or the Company Group, or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

14.14 Third Party Beneficiaries

Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto; provided, however, that the D&O Indemnified Persons (and their successors and heirs) are intended third-party beneficiaries of, and may enforce Section 7.7.

14.15 Waiver

Reference is made to the final IPO Prospectus of the Parent, dated June 12, 2025 (the “IPO Prospectus”). The Company Group has read the IPO Prospectus and understand that the Parent has established the Trust Account for the benefit of the public shareholders of the Parent and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement, the Company Group hereby agrees that the Company Group does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that Company Group will not seek recourse against the Trust Account for any claim Company Group may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent.

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14.16 Enforcement

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be inadequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement or any Additional Agreement in accordance with their respective specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and any Additional Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages or inadequacy of any remedy at applicable Law, prior to the termination of this Agreement in accordance with ARTICLE XIII, this being in addition to any other remedy to which they are entitled under this Agreement or any Additional Agreement or applicable Law.

(b) Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties hereto acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Additional Agreement and to enforce specifically the terms and provisions of this Agreement or any Additional Agreement in accordance with this Section 14.16(b) shall not be required to provide any bond or other security in connection with any such injunction. The parties hereto acknowledge and agree that nothing contained in this Section 14.16(b) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 14.16(b) before exercising any termination right under Section 13.1 or 13.2 or pursuing damages. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

14.17 Non-Recourse

Any Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any one or more of the Company, the Purchaser, the Parent or the Merger Sub under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the Transactions.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Parent:

BEST SPAC I ACQUISITION CORP.

By:	/s/ Xiangge Liu
Name:	Xiangge Liu
Title:	Chief Executive Officer

Signature Page to the Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

High Distinction Group Limited

By:	/s/ Xiangge Liu
Name:	Xiangge Liu
Title:	Director

Signature Page to the Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub:

BEST SPAC I MINI SUB ACQUISITION CORP.

By:	/s/ Xiangge Liu
Name:	Xiangge Liu
Title:	Director

Signature Page to the Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

HDEDUCATION GROUP LIMITED

By:	/s/ Wei Wang
Name:	Wei Wang
Title:	Director

Signature Page to the Merger Agreement